UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RadioShack Corporation

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Joseph C. Magnacca Chief Executive Officer
300 RadioShack Circle
Fort Worth, Texas 76102

April 25, 2014

Dear Shareholder,

I would like to cordially invite you to attend our 2014 Annual Meeting. It will be held on Tuesday, June 3, 2014 at 10:00 a.m., Central Daylight Time at the Norris Conference Centers, Red Oak Ballroom, 304 Houston Street, Fort Worth, Texas 76102.

The formal notice of the meeting, the proxy statement, our 2013 Annual Report and your proxy card are enclosed in this mailing.

Sincerely,

JOSEPH C. MAGNACCA

Your vote is important. We encourage you to sign and return your proxy card or to vote by telephone or the Internet prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend. Submitting your vote promptly will save your company the cost of additional proxy solicitation.

300 RadioShack Circle

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Central Daylight Time Tuesday, June 3, 2014

LOCATION	Norris Conference Centers Red Oak Ballroom 304 Houston Street Fort Worth, Texas 76102

ITEMS OF BUSINESS

(1)    Elect eight directors to serve until the 2015 Annual Meeting or until their successors are elected and qualified.

(2)    Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of RadioShack to serve for 2014.

(3)    Hold a non-binding, advisory vote to approve executive compensation.

(4)    Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

RECORD DATE	April 7, 2014

ANNUAL MEETING ADMISSION	You may be required to present an admission ticket (printed on the proxy card) or other proof of share ownership (for example, a recent statement from your broker).

By Order of the Board of Directors,

ROBERT C. DONOHOO

Vice President, General Counsel and Corporate Secretary

April 25, 2014

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. Please see our question and answer section for information about voting by telephone or Internet, how to revoke a proxy, and how to vote shares in person.

RADIOSHACK CORPORATION

300 RadioShack Circle

Fort Worth, Texas 76102

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, JUNE 3, 2014

The board of directors of RadioShack Corporation (sometimes referred to as “RadioShack” or the “Company”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the RadioShack Corporation 2014 annual meeting of shareholders. The meeting will be held on Tuesday, June 3, 2014, at 10:00 a.m., Central Daylight Time, at the Norris Conference Centers, Red Oak Ballroom, 304 Houston Street, Fort Worth, Texas 76102. For directions to the meeting, please refer to your proxy card. The proxies may also be voted at any resumption of the meeting after adjournment or postponement of the meeting.

We are first sending these proxy materials to shareholders on or about April  25, 2014.

QUESTIONS AND ANSWERS

ABOUT THE MEETING AND VOTING

Who is entitled to vote?

Owners of record of common stock at the close of business on the record date, April 7, 2014, are the only persons entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date. Each shareholder is entitled to one vote for each share of common stock the shareholder held on April 7, 2014. We had 102,993,058 shares of common stock outstanding on April 7, 2014, which includes an aggregate of 3,667,193 shares of common stock held under the RadioShack 401(k) Plan and the RadioShack Puerto Rico 1165(e) Plan.

What are the board’s recommendations?

The board’s recommendations are included with the description of each item in this proxy statement. In summary, the board recommends a vote:

•	FOR the election of the nominated slate of directors (Item 1),

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014 (Item 2),

•	FOR the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement (Item 3).

Will any other items be presented at the meeting?

We do not know of any other matters to be presented at the meeting. If any other matter is properly presented for a vote at the meeting, your shares will be voted by the holders of the proxies using their best judgment.

How do I vote?

You can use one of the following methods:

•	Written proxy: You can vote by written proxy by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

•	Telephone proxy: You can vote by telephone using the toll-free telephone number shown on your proxy card.

•	Internet proxy: You can vote on the Internet at the website address shown on your proxy card.

•

In person:  You can vote in person at the meeting. If you own your shares in “street name,” you will need to obtain a legal proxy from your bank or broker and bring this legal proxy to the meeting. Please note that if you own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

The telephone and Internet voting procedures are designed to authenticate your identity and allow you to vote your shares. They will also confirm that your instructions have been properly recorded. Street name holders may vote by telephone or the Internet if their bank or broker makes these methods available. In this case, the bank or broker will enclose instructions with the proxy statement.

What are my voting choices on the matters to be voted on?

Election of Directors. In the vote on the election of the eight director nominees, as to each nominee you may:

•	vote in favor of the nominee,

•	vote against the nominee, or

•	abstain from voting as to the nominee.

Ratification of Independent Registered Public Accounting Firm. In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014, you may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on this item.

Executive Compensation. In the non-binding, advisory vote to approve the compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement, you may:

•	vote in favor of the compensation,

•	vote against the compensation, or

•	abstain from voting on this item.

What if I do not specify a choice for a matter when I return my proxy card?

You should specify your choice for each matter on the enclosed proxy card. If you do not specify a choice, proxies that are signed and returned will be voted

•	FOR the election of all director nominees,

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014,

•	FOR the compensation paid to the named executive officers as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of this proxy statement.

How are votes counted?

Election of directors will be determined by a majority of the votes cast at the meeting. For purposes of the election of directors, a majority of votes cast at the meeting means that the number of votes “for” a director must exceed the number of votes “against” a director. However, as to the election of directors, if the number of nominees exceeds the number of directors to be elected as of ten (10) days prior to the date on which RadioShack files its definitive proxy statement with the Securities and Exchange Commission (the “SEC”), directors will be elected by a plurality of the shares represented and entitled to vote at the meeting.

The ratification of PricewaterhouseCoopers LLP as the Company’s registered public accounting firm for 2014 will be determined by a majority of the voting power of the shares of stock entitled to vote that are held by shareholders present in person or represented by proxy at the annual meeting. For purposes of approval of this proposal, a majority of the voting power of such shares means that the number of votes “for” such proposal must exceed the sum of the number of votes “against” and the number of abstentions.

We have a policy of confidential voting that applies to all shareholders, including RadioShack employee-shareholders.

What is the quorum requirement for the annual meeting?

To achieve a quorum at the annual meeting, the holders of a majority of the outstanding common stock as of the record date, April 7, 2014, must be either present in person or represented by proxy.

How are abstentions and broker non-votes counted?

A broker holding shares for a beneficial owner has discretionary authority to vote the shares on “routine” matters but lacks the authority to vote on “non-routine” matters. When a broker holding shares for a beneficial owner lacks the power to vote on a non-routine matter and has not received voting instructions from the beneficial owner, the broker is required to refrain from casting a vote. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some proposals because of a lack of authority.

Abstentions and broker non-votes count for quorum purposes. For purposes of determining whether a director nominee has received a majority of the votes cast, abstentions will not be included in the vote total, with the result that an abstention will have no effect on the election of the director. Should directors be elected by a plurality of the votes cast as set forth above, abstentions will be counted as withheld votes, and therefore will have no effect on the outcome of the vote. For purposes of determining whether a proposal has received a majority of the voting power of the shares of stock entitled to vote that are held by shareholders present in person or by proxy, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a vote against the proposal.

For purposes of determining whether a director or a proposal has received a majority vote, broker non-votes will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

How will shares of common stock held in the RadioShack 401(k) Plan and the RadioShack Puerto Rico 1165(e) Plan be voted?

Each of the participants in the RadioShack 401(k) Plan and RadioShack Puerto Rico 1165(e) Plan is entitled to direct the plan trustee on how to vote shares of common stock allocated to his account. If a participant does not direct the trustee on how to vote the shares in his account, the trustee will vote those shares in the same proportion as other participants who have directed the trustee on how to vote their shares.

How can I revoke my proxy?

You can revoke your proxy at any time before the annual meeting by:

•	giving written notice of revocation to RadioShack at the address below,

•	delivering a later-dated proxy (including by Internet or telephone), or

•	voting in person at the meeting.

You should send any written notice of a revocation of a proxy to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Who can attend the meeting?

Shareholders as of the record date, April 7, 2014, or their duly appointed proxies, may attend the meeting.

We may require you to provide your admission ticket as well as a form of personal identification to enter the annual meeting.

If you are a shareholder of record, you will find an admission ticket printed on the proxy card sent to you. If you plan to attend the annual meeting, please keep the admission ticket. If you own shares in a bank or brokerage account, please contact your bank or broker to obtain an admission ticket; however, please note that even if you obtain an admission ticket to attend the meeting, you will not be able to vote your shares at the meeting unless you have also obtained a legal proxy from your bank or broker.

If you arrive at the annual meeting without an admission ticket, we will admit you if we are able to verify that you were a RadioShack shareholder on the record date.

Can I view these materials electronically?

This Notice of Annual Meeting of Shareholders and Proxy Statement and our 2013 Annual Report may be found on our corporate website, www.radioshackcorporation.com, under the heading “Investor Relations.”

Where can I find the voting results of the meeting?

We will publish the voting results on a Form 8-K that we will file with the SEC within four business days after the date of the annual meeting. If final voting results are not available at the time of that filing, we will provide preliminary voting results, and file an amended Form 8-K with the final voting results within four business days after the date the results are finalized.

If my shares are held by a broker, will my broker vote my shares for me?

No, the rules of the NYSE prohibit brokers from voting shares for which they have received no instructions from the beneficial owner on non-routine matters. Director elections and executive compensation proposals are considered non-routine matters under the NYSE rules. As a result, it is important that you provide your broker with instructions on how to vote your shares.

What is householding?

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, commonly referred to as “householding,” is more convenient for shareholders and less expensive for companies than mailing multiple copies of the proxy statement to shareholders sharing the same address. RadioShack and some banks and brokers may household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Each shareholder will receive his own proxy card. Once you have received notice from your bank or broker or us that they or we will be sending householding materials to your address, householding will continue until you are notified otherwise or until you provide your bank or broker or us with other instructions. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your bank or broker (if your shares are held by a bank or in a brokerage account) or us (if your shares are registered in your name). You can notify us by sending a written request to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102, or by calling Shareholder Services at (817) 415-3021.

ITEM 1—ELECTION OF DIRECTORS

Eight directors are recommended for election to the board of directors at the 2014 annual meeting. Directors are elected for a one-year term and serve until the next annual meeting in which their successors are elected, or if earlier, until their retirement, resignation or removal.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. If any nominee, however, should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the board of directors, or the board of directors may reduce the number of directors.

NOMINEES FOR ELECTION AS DIRECTORS

Robert E. Abernathy Age 59 Director since 2011

Mr. Abernathy is Executive Vice President in charge of Kimberly Clark Corporation’s (a global health and hygiene company) health care spin-off since 2013 and previously served as Group President for Kimberly Clark Corporation North Atlantic Consumer from 2008 to 2013 and International Consumer from 2004 to 2008. He served on the board of directors of The Lubrizol Corporation (a specialty chemical company) from April 2006 to September 2011.

Mr. Abernathy is Chair of the Corporate Governance Committee.

In selecting Mr. Abernathy as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Abernathy’s experience, including his years of operational responsibility for a significant consumer products organization, including his global supply chain expertise.

Frank J. Belatti Age 66 Director since 1998

Mr. Belatti has served as Managing Partner of Equicorp Partners, LLC (an advisory services and investment banking firm) since January 2006. Mr. Belatti also served as Chairman of AFC Enterprises, Inc. (the parent company of Popeyes Chicken & Biscuits) from November 1992 until November 2007.

Mr. Belatti is a member of the Corporate Governance Committee and a member of the Management Development and Compensation Committee.

In selecting Mr. Belatti as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Belatti’s experience, including his experience as a chief executive officer in the retail and franchising markets, his considerable consumer products experience, and his strategic experience gained from serving on the executive committees of several investment funds.

Julie A. Dobson Age 57 Director since 2011

Ms. Dobson has served as non-executive chairman of the board of advisors of Telebright, Inc. (a telecommunications software company) since 2002. Ms. Dobson is a director of the American Water Works Company, Inc. (a multi-state publicly traded utility); PNM Resources, Inc. (an energy holding company); Safeguard Scientifics, Inc. (a provider of growth capital for life-sciences and technology firms); and Telogis, Inc. (a company offering fleet management services). Ms. Dobson previously served as a director of LCC International, Inc. (a wireless telecommunications consulting company).

Ms. Dobson is Chair of the Management Development and Compensation Committee.

In selecting Ms. Dobson as a nominee for election as a director at the annual meeting, the board considered several aspects of Ms. Dobson’s experience, including her extensive corporate and entrepreneurial experience and depth of knowledge in the wireless industry.

Daniel R. Feehan Age 63 Director since 2003

Mr. Feehan has been President and Chief Executive Officer of Cash America International, Inc. (a provider of specialty financial services to individuals) since February 2000. He is a director of Cash America International, Inc. and AZZ incorporated (a manufacturer of electrical and industrial products).

Mr. Feehan is the Non-Executive Chairman of the Board.

In selecting Mr. Feehan as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Feehan’s experience, including his current experience as a chief executive officer in the financial services market, his in-depth knowledge of the RadioShack customer base, his transaction skills, and his strong understanding of public company governance.

H. Eugene Lockhart Age 64 Director since 2003

Mr. Lockhart has been a partner and senior advisor of General Atlantic (a private equity firm) since 2013, and has been a Partner of Diamond Castle Holdings (a buyout and private equity firm) since May 2005. He is a director of Community Choice Financial (financial services), Huron Consulting Group Inc. (a management consulting firm), and Bonds.com Group, Inc. (a registered broker-dealer). Mr. Lockhart previously served as a director of IMS Health Inc. (a provider of market intelligence to the pharmaceutical and healthcare industries) and First Republic Bank.

Mr. Lockhart is the chair of the Audit and Compliance Committee and a member of the Corporate Governance Committee.

In selecting Mr. Lockhart as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Lockhart’s experience, including his experience as a chief executive officer in the credit card market, which is relevant to the RadioShack wireless business, his extensive experience as an investment partner, and his financial and strategic skills in assessing the growth prospects of businesses.

Joseph C. Magnacca Age 51 Director since 2013

Mr. Magnacca has been our Chief Executive Officer and a member of the Board of the Company since February 2013. Prior to joining RadioShack, Mr. Magnacca was with Walgreen Co. where he was Executive Vice President of Walgreen Co. as well as President of Daily Living Products and Solutions at Walgreen Co. since April 2011. From July 2010 until April 2011, he was President of Duane Reade Holdings, Inc. (a drugstore chain) and from September 2008 until July 2010, he was Senior Vice President and Chief Merchandising Officer of Duane Reade Holdings. Prior to that time, Mr. Magnacca served as Executive Vice President of Shoppers Drug Mart Corporation (a Canadian drugstore chain) from 2001 until 2008.

In selecting Mr. Magnacca as a nominee for election as a director at the annual meeting, the board considered several aspects of Mr. Magnacca’s experience, including his extensive years of marketing and merchandising experience.

Jack L. Messman Age 74 Director since 1993

Mr. Messman began serving as non-executive chairman for Telogis, Inc. (a company providing fleet management services) in January 2008. Mr. Messman is a director of Safeguard Scientifics, Inc. (a provider of growth capital for life science and technology companies) and Deputy Chairman of AMG Advanced Metallurgical Group, N.V. (a provider of high purity metals and complex metal products). Mr. Messman previously served as a director of Novell, Inc. (a provider of information solutions through various software platforms), Union Pacific Resources Group, Inc. (an oil and gas exploration and production company), and Union Pacific Corporation (a railroad company).

Mr. Messman is a member of the Audit and Compliance Committee and a member of the Management Development and Compensation Committee.

Under our director retirement policy, Mr. Messman offered to retire. In light of Mr. Messman’s continued diligence and contributions to the board and his valuable experience and knowledge described below, the board selected Mr. Messman as a nominee for election as a director at the annual meeting. In selecting Mr. Messman as a nominee, the board considered several aspects of Mr. Messman’s experience, including his experience as a chief executive officer in multiple industries, his familiarity with current corporate governance practices and executive compensation issues, his knowledge of the high tech industry and information technology, his prior service as a director of a convenience store chain, and his experience as an investment banker.

Edwina D. Woodbury Age 62 Director since 1998

Ms. Woodbury has been President and Chief Executive Officer of The Chapel Hill Press, Inc. (a publishing services company) since 1999. Ms. Woodbury was previously a director of R. H. Donnelley Corp. (a publishing and marketing company) and Click Commerce, Inc. (a research solutions company).

Ms. Woodbury is a member of the Management Development and Compensation Committee and a member of the Audit and Compliance Committee.

In selecting Ms. Woodbury as a nominee for election as a director at the annual meeting, the board considered several aspects of Ms. Woodbury’s experience, including her extensive experience in process management and financial controls, her ownership and management of a publishing services company, her skills as a public company chief financial officer, her in-depth knowledge of compensation and audit practices and her experience on other boards.

The board of directors recommends you vote FOR the election of each of the nominees listed above.

OWNERSHIP OF SECURITIES

Securities Owned by Directors and Officers

The following table sets forth information regarding beneficial ownership of the Company’s common stock by each director, the named executive officers listed in the Summary Compensation Table beginning on page 51, and our directors and executive officers as a group, as of February 28, 2014 (except as otherwise noted).

	Amount and Nature of Common Stock Beneficially Owned[1]
Name	Number of Shares Held of Record	Right to Acquire[2]		Number of Shares Beneficially Owned	Percent of Class	Deferred and Common Stock Units[3]
Robert E. Abernathy, Director	200,000	0		200,000	*	50,023
Frank J. Belatti, Director	22,505	0		22,505	*	98,261
Julie A. Dobson, Director	20,000	0		20,000	*	55,964
Daniel R. Feehan, Director	22,609	0		22,609	*	153,758
H. Eugene Lockhart, Director	5,000	0		5,000	*	98,261
Joseph C. Magnacca, Chief Executive Officer, Director[4]	454,574	1,750,000	[5]	2,204,574	2.17%	0
Jack L. Messman, Director	43,580	0		43,580	*	168,316
Edwina D. Woodbury, Director	16,000	0		16,000	*	105,996
Holly Felder Etlin, Interim Chief Financial Officer[6]	0	0		0	*	0
Telvin P. Jeffries, Executive Vice President – Chief Human Resource Officer, Services, International	200,587	62,237		262,824	*	0
Troy H. Risch, Executive Vice President – Store Operations[7]	98,029	55,000		153,029	*	0
Michael S. DeFazio, Senior Vice President – Store Concepts[8]	20,000	6,666		26,666	*	0
Directors and executive officers as a group (12 people)	1,102,884	1,873,903		2,976,787	2.93%	730,579
Dorvin D, Lively, Former Executive Vice President – Chief Financial Officer and Chief Administrative Officer[9]	706,038	118,361		824,399	*	0
Huey P. Long, Former Executive Vice President – Strategy & Consumer Insights[10]	0	0		0	*	0
William Nebes III, Former Senior Vice President – Mexico[11]	86,643	38,384		125,027	*	0

(1)	Each person has sole dispositive and voting power with respect to the shares indicated, except as otherwise noted.

(2)	Shares acquirable by exercising stock options within 60 days after February 28, 2014.

(3)

Deferred stock units and common stock units are not shares of common stock and have no voting power. Deferred stock units granted in 2012 and prior were granted under the Third Amended and Restated RadioShack 2004 Deferred Stock Unit Plan for Non-Employee Directors (“Deferred Stock Unit Plan”), which was superseded by the RadioShack Corporation 2013 Omnibus Incentive Plan (“2013 Omnibus Incentive Plan”) upon its approval by shareholders in May of 2013. Deferred stock units granted in 2013 have been granted under the Omnibus Incentive Plan. The common stock units for directors represent director fee deferrals and partial RadioShack matches under the Second Amended and Restated RadioShack Corporation Unfunded Deferred Compensation Plan for Directors (the “Unfunded Deferred Compensation Plan for Directors”). This column includes dividend equivalents paid to directors on deferred stock units and common stock units, which are paid at the same rate as dividends paid on shares of RadioShack common stock. These stock units are distributable only in RadioShack common stock.

(4)	Mr. Magnacca was appointed Chief Executive Officer and elected as a director effective February 11, 2013.

(5)	The stock options will vest immediately if, at any time from February 11, 2013 through their date of expiration, RadioShack’s common stock price closes at or above $5.00 per share for 20 consecutive trading days.

(6)	Ms. Etlin was Interim Chief Financial Officer from July 22, 2013 until February 6, 2014, when Mr. John Feray was appointed the Company’s Chief Financial Officer.

(7)	Mr. Risch was appointed Executive Vice President – Store Operations on January 2, 2013.

(8)	Mr. DeFazio was appointed Senior Vice President – Store Concepts on March 7, 2013.

(9)	Mr. Lively retired from RadioShack effective July 2013. The amount and nature of common stock beneficially owned by Mr. Lively is based on information as of that time.

(10)	Mr. Long resigned from RadioShack effective November 2013. The amount and nature of common stock beneficially owned by Mr. Long is based on information as of that time.

(11)	Mr. Nebes retired from RadioShack effective August 2013. The amount and nature of common stock beneficially owned by Mr. Nebes is based on information as of that time.

Securities Owned by Principal Shareholders

The following table sets forth information about shareholders known to us as of April 7, 2014, to be the beneficial owners of more than 5% of RadioShack’s issued and outstanding common stock, based on a review of documents filed with the SEC that are publicly available. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in each of the respective filings described in the footnotes below and speaks only as of the dates set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Donald Smith & Co., Inc.[1]	10,042,423	10.03%
152 W. 57th Street
New York, NY 10019

BlackRock, Inc. [2]	6,245,829	6.20%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc. [3]	5,127,608	5.11%
100 Vanguard Boulevard
Malvern, PA 19355

Litespeed Management, L.L.C.[4]	8,080,695	8.10%
237 Park Avenue, Suite 900
New York, NY 10017

(1)	According to a Schedule 13G filed with the SEC on February 10, 2014, Donald Smith & Co., Inc., Donald Smith Long/Short Equities, LP, Kamal Shah and Rolf Heitmeyer are the beneficial owners of an aggregate of 10,042,423 shares (or 10.03%) of RadioShack common stock, with sole voting power by Donald Smith & Co., Inc. with respect to 6,933,069 shares, sole voting power by Donald Smith Long/Short Equities, L.P. with respect to 35,383 shares, sole voting power by Kamal Shah with respect to 1,000 shares and sole voting power by Rolf Heitmeyer with respect to 7,000 shares and sole dispositive power by each of the reporting persons with respect to 10,042,423 shares.

(2)	According to a Schedule 13G/A filed with the SEC on January 30, 2014, BlackRock, Inc., on behalf of its investment advisory subsidiaries, is the beneficial owner of an aggregate 6,245,829 shares (or 6.20%%) of RadioShack’s common stock, with sole voting with respect to 5,829,177 and sole dispositive power with respect to 6,245,829 shares.

(3)	According to a Schedule 13G/A filed with the SEC on February 12, 2014, The Vanguard Group, Inc., on behalf of its investment advisory subsidiaries, is the beneficial owner of an aggregate 5,127,508 shares (or 5.11%) of RadioShack’s common stock, with sole voting power with respect to 157,037 shares, sole dispositive power with respect to 4,973,935 shares and shared dispositive power with respect to 153,673 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 153,673 shares (or 0.15%) of RadioShack’s common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,364 shares (or 0.00%) of RadioShack’s common stock as a result of its serving as investment manager of Australian investment offerings.

(4)	According to a Schedule 13G filed with the SEC on January 17, 2014, Litespeed Management, L.L.C., Litespeed Master Fund, Ltd. and Jamie Zimmerman are the beneficial owners of an aggregate 8,080,695 shares (or 8.10%) of RadioShack common stock, with shared voting and shared dispositive power by each of the reporting persons with respect to 8,080,695 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of RadioShack’s common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations:

•	to file with the SEC reports of their respective ownership of the Company’s common stock, and

•	to furnish us with copies of these reports.

We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations we believe all required Section 16(a) reports were timely filed in 2013.

MEETINGS AND COMMITTEES OF THE BOARD

Information about Meetings, Attendance and Committees

In 2013, the board held nine meetings (both in person and by telephone), and committees of the board held 23 meetings (both in person and by telephone). Average attendance by the incumbent directors at the meetings of the board and its committees was 99%. No director attended fewer than 75% of the aggregate of the total number of meetings of the board (held during the period that she or he was a director) and the total number of meetings of the committees of the board on which she or he served (held during the period that she or he served).

The board has three standing committees: the Audit and Compliance Committee, the Corporate Governance Committee, and the Management Development and Compensation Committee (“MD&C Committee”). Each of the standing committees is composed entirely of non-employee directors who are independent under the regulations of the SEC and the listing standards of the New York Stock Exchange.

Executive sessions with no management director present are scheduled at each board meeting. Daniel R. Feehan is the Non-Executive Chairman and leads each executive session of the board. Additional information about this role and the leadership structure of the board is included under “Board Leadership Structure” beginning on page 20.

The board and each of its standing committees conducted a self-evaluation of its performance in 2013.

Board Committees and Functions

Audit and Compliance Committee

Members:	Three independent, non-employee directors: • H. Eugene Lockhart (Chair) • Jack L. Messman • Edwina D. Woodbury

Number of Meetings Held in 2013: 7

Functions:

•       Assists the board in fulfilling its oversight responsibilities with respect to the integrity of RadioShack’s

•       financial statements,

•       financial reporting and disclosure control process,

•       systems of internal accounting and financial controls,

•       internal audit function,

•       annual independent integrated audit of its financial statements and internal control over financial reporting, and

•       compliance with legal and regulatory requirements.

•       Oversees RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting).

•       Oversees and evaluates the performance of RadioShack’s independent registered public accounting firm (the “independent auditors”), including a review and evaluation of the independent auditors’ qualifications and independence, the engagement partner and the quality review partner.

•       Seeks to maintain free and open communication among the Audit and Compliance Committee, independent auditors, the Company’s internal auditors and management.

•       Produces an annual report for inclusion in the proxy statement.

Financial Experts:	The board has unanimously determined that each member of the Audit and Compliance Committee is financially literate and has accounting or related financial management expertise under New York Stock Exchange listing standards. Additionally, the board has unanimously determined that each member of the Audit and Compliance Committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations based on the experience of each such member as described on pages 8 and 9.

Corporate Governance Committee

Members:	Three independent, non-employee directors: • Robert E. Abernathy (Chair) • Frank J. Belatti • H. Eugene Lockhart

Number of Meetings Held in 2013: 4

Functions:

•     Develops, recommends, implements and maintains RadioShack’s Corporate Governance Framework.

•     Identifies and recommends director nominees and committee members.

•     Oversees the board and evaluates senior management.

•     Oversees board and committee evaluations.

•     Oversees RadioShack’s Code of Ethics.

•     Oversees risk management and compliance.

Management Development and Compensation Committee

Members:	Four independent, non-employee directors: • Julie A. Dobson (Chair) • Frank J. Belatti • Jack L. Messman • Edwina D. Woodbury

Number of Meetings Held in 2013: 11

Functions:

•     Reviews and approves annually the corporate goals and objectives related to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of the goals and objectives and, based on this evaluation, forms conclusions and makes its recommendation to the board concerning the Chief Executive Officer’s annual compensation.

•     Appoints the Company’s executive officers and may appoint other officers.

•     Approves annually the overall compensation methodology for the Company’s officers (including executive officers), as well as the individual compensation components of this overall methodology.

•     Approves any compensation agreements between RadioShack and any executive officer (other than agreements with the Chief Executive Officer, which are approved by the board).

•     Reviews and administers the Company’s incentive compensation and equity-based compensation plans and other benefit plans.

•     Reviews and discusses the Compensation Discussion and Analysis section of the proxy statement with management and produces an annual report for inclusion in the proxy statement.

•     Evaluates the Company’s compensation policies and practices to determine whether any of the Company’s policies or practices create risks that are reasonably likely to have a material adverse effect on the Company.

Committee Charters

Copies of the charters of the Audit and Compliance Committee, the Corporate Governance Committee, and the MD&C Committee may be found on our corporate website, www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Risk Oversight

The board plays a fundamental role in overseeing the risks associated with the business operations of the Company. While the Audit and Compliance Committee of the board has primary responsibility for risk assessment and risk management, the Corporate Governance Committee and MD&C Committee share responsibility for overseeing the risks of the Company.

The Audit and Compliance Committee has lead responsibility for the Company’s risk assessment and risk management functions, which includes several specific areas of risk. For example, the Audit and Compliance Committee is tasked with understanding the internal control systems and significant risk areas for the Company through discussions with management, the independent auditors, and the Company’s internal audit department. The Audit and Compliance Committee also reviews the Company’s policies and guidelines concerning risk assessment and risk management, and discusses the Company’s major financial risks with management, including what steps management has taken to monitor and respond to these risks. The Audit and Compliance Committee also annually discusses with the independent auditors the Company’s exposure to fraud.

The Corporate Governance Committee is responsible for overseeing the Company’s risk management and compliance programs, including the Company’s Enterprise Risk Management (“ERM”) program, loss prevention, and security matters. The Corporate Governance Committee also oversees the work of an ERM consulting firm that assists with the analysis of key risks and development of risk mitigation plans for those risks.

The MD&C Committee has a more limited role with respect to risk oversight. The MD&C Committee is responsible for evaluating the risk to the Company associated with the Company’s various compensation programs in order to determine whether any of the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The committees of the board coordinate their oversight of risk through various means. At each board meeting, each committee provides the board with a report covering the matters discussed at all meetings of the committee held since the last meeting of the board. The Corporate Governance and Audit and Compliance Committees also hold a joint meeting each year focusing on risk oversight.

Obtaining timely, relevant information from management is an integral part of the board’s effective oversight of risk. From time to time, the board and its committees request members of management who are responsible for managing risk to present to the board (or committee) information on specific areas of risk. The topics may include insurance, loss prevention, compliance, antifraud controls, and ERM. The Company has an ERM task force that includes representatives from the legal, risk management, and internal audit departments. This task force also periodically reports to committees of the board on ERM.

CORPORATE GOVERNANCE

Director Independence

The board has adopted criteria for determining whether a director is independent from management. The board believes that at least 75% of its members should be independent, non-employee directors, as determined by the SEC regulations and the listing standards of the New York Stock Exchange. The board annually reviews the commercial and charitable relationships directors have with RadioShack and its executive officers to determine whether RadioShack’s non-employee directors are, in fact, independent.

To assist it in determining director independence, the board has established the following guidelines consistent with SEC regulations and the listing standards of the New York Stock Exchange:

•	No director who is a current employee, or who has been an employee within the preceding three years, of RadioShack may be considered independent.

•	No director who is, or whose immediate family member is, a current partner of RadioShack’s independent registered public accounting firm may be considered independent.

•	No director who is a current employee of RadioShack’s independent registered public accounting firm may be considered independent.

•

No director who has an immediate family member who is a current employee of RadioShack’s independent registered public accounting firm and personally works on RadioShack’s audit may be considered independent.

•	A director will not be considered independent if, within the preceding three years:

•	an immediate family member of the director has been an executive officer of RadioShack;

•

the director or an immediate family member of the director has received, during any twelve-month period, more than $120,000 in direct compensation from RadioShack (other than director and committee fees);

•	the director or an immediate family member of the director has been a partner or employee of RadioShack’s independent registered public accounting firm and personally worked on RadioShack’s audit;

•	an executive officer of RadioShack has been on the compensation committee of a company that employed the director or an immediate family member of the director as an executive officer; or

•

the director has been an executive officer or an employee of, or an immediate family member of the director has been an executive officer of, another company that makes payments to or receives payments from RadioShack, in an amount that in any year exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

•

a director is an executive officer of another company that is indebted to RadioShack, or to which RadioShack is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer;

•

a director serves as an officer, director or trustee of a charitable organization and RadioShack’s charitable contributions to such organization are less than the greater of $1,000,000 or 2% of the organization’s total annual charitable receipts; or

•

a director is an executive officer of another company that does business with RadioShack, and the payments made to or received from RadioShack in any year are less than the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•

For any relationship not covered by these guidelines, the determination of whether the relationship is material, and therefore whether the director would be independent, will be made by the directors who satisfy the independence guidelines set forth above. If the board determines that a relationship is not material, and the relationship does not satisfy one of the specific categories of immaterial relationships described above, RadioShack will explain in its proxy statement the basis for the board’s determination.

•

Members of the Audit and Compliance Committee may not accept, directly or indirectly, any consulting or advisory fee or other compensation from RadioShack (other than director retainer and meeting fees) and may not be otherwise affiliated with RadioShack or its subsidiaries.

A copy of these independence guidelines is also available on our corporate website, www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

The board has reviewed transactions or relationships between the directors, or members of their respective immediate families, and RadioShack, its senior management and its independent auditors. Based on this review and in accordance with RadioShack’s independence criteria, the board has affirmatively determined that each of the following seven non-employee directors has no material relationship with RadioShack and is independent from management:

• Robert E. Abernathy	• H. Eugene Lockhart
• Frank J. Belatti	• Jack L. Messman
• Julie A. Dobson	• Edwina D. Woodbury
• Daniel R. Feehan

The board has also determined that each of the committees of the board is composed entirely of independent, non-employee directors.

Review and Approval of Transactions with Related Persons

The board has adopted written procedures regarding the review and approval of related party transactions as defined under Item 404 of SEC Regulation S-K. Generally, these are transactions involving amounts exceeding $120,000 between RadioShack and related persons (directors, executive officers, or shareholders owning at least 5% of RadioShack’s outstanding stock and the immediate family members of such persons), in which the related person has a direct or indirect material interest. The board has determined that the Corporate Governance Committee is best suited to review, and if appropriate, approve or ratify, related party transactions, except in certain situations described below.

During the first quarter of each fiscal year, the Corporate Governance Committee reviews potential related party transactions that occurred during the prior fiscal year, as well as any potential related party transactions proposed to be entered into for the then-current fiscal year. The Corporate Governance Committee examines the estimated aggregate value of each transaction (if applicable) and considers whether the related person involved has a direct or indirect material interest. Based on this review, the Corporate Governance Committee determines whether any of these transactions constitute related party transactions.

If the Corporate Governance Committee determines that a transaction constitutes a related party transaction, the committee reviews the terms and substance of the transaction to determine whether to approve or ratify the related party transaction. In connection with its review of the related party transaction, the Corporate Governance Committee considers:

•	whether the transaction is on terms comparable to one that could be obtained in arm’s length dealings with an unrelated third party,

•	whether the transaction constitutes a “conflict of interest” as defined in RadioShack’s Code of Ethics, and

•	such other factors as the Corporate Governance Committee deems relevant.

In the event management or a member of the board recommends that RadioShack enter into a related party transaction during the year, the transaction is presented to the Corporate Governance Committee for its review, and if appropriate, its approval (unless otherwise approved as described below). During the course of its review of any related party transaction, the Corporate Governance Committee consults with the Audit and Compliance Committee as necessary.

Under the Company’s policies, a related party transaction is consummated or continues only if:

•	the Corporate Governance Committee approves or ratifies the transaction in accordance with the procedures described above,

•	the transaction is approved by the disinterested directors, or

•	the transaction involves compensation approved by the MD&C Committee.

At the time that Huey Long, the Company’s Executive Vice President – Strategy and Consumer Insights, joined the Company in January 2013 the Company agreed that it would provide him with certain relocation benefits to assist him in his relocation to the Fort Worth, Texas area. Accordingly, in 2013 the Company engaged a third party relocation provider to purchase his residence in the Bentonville, Arkansas area for a total of $317,226, which was the average of two independent appraisals. The third party provider will sell the home. The Company will receive the proceeds from that sale, with any gain or loss on resale becoming the Company’s responsibility.

RadioShack’s Corporate Governance Framework

The board has for many years followed specific policies regarding corporate governance and has incorporated these policies and procedures into its Corporate Governance Framework. You can review a copy of RadioShack’s Corporate Governance Framework on our corporate website, www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Responsibilities of the Board of Directors

The Corporate Governance Framework provides that the board has the following responsibilities:

•	Oversee legal compliance and ethical conduct. Please see the discussion below under “Code of Conduct and Financial Code of Ethics.”

•

Select the Chief Executive Officer and other members of senior management with due care, and establish compensation and benefits for these executives that, in addition to appropriate base salaries, will include appropriate performance-based bonuses and incentive compensation plans.

•	Evaluate the performance of the Chief Executive Officer and other members of senior management and make changes as may be required, in the sole discretion of the board.

•	Provide oversight of senior management succession planning and, in the case of, the Chief Executive Officer succession planning, assume sole responsibility for the selection process and decision.

•	Review and approve RadioShack’s long-term and short-term strategic business and financial plans, and monitor regularly RadioShack’s performance with respect to these plans.

•	Provide general oversight of the business and management of RadioShack.

•	Evaluate the processes and performance of the board and its committees.

•	Propose nominees, upon the recommendation of the Corporate Governance Committee, for election as directors.

•	Determine director compensation and establish board service policies.

•	Establish and maintain a mechanism for shareholders to communicate directly with the Non-Executive Chairman of the Board or Presiding Director and the chair of the Audit and Compliance Committee.

•	Engage professional advisors directly, as needed to fulfill its responsibilities.

•	Consider the impact of actions taken by the board and senior management on shareholders, employees, customers, suppliers, lenders, and the communities in which RadioShack operates.

Code of Conduct and Financial Code of Ethics

In connection with the board’s responsibility to oversee RadioShack’s legal compliance and ethical conduct, the board has established and approved RadioShack’s Code of Ethics. The Code of Ethics consists of RadioShack’s values, its Code of Conduct, and its Financial Code of Ethics. The Code of Ethics represents a framework for decision-making and is an expression of RadioShack’s core values and expectations regarding business conduct. The Code of Ethics, including the Code of Conduct, is applicable to all of RadioShack’s directors, officers and employees. RadioShack’s Financial Code of Ethics addresses the responsibilities of RadioShack’s Chief Executive Officer, President, Chief Financial Officer and Controller concerning the roles of these individuals with respect to the oversight of RadioShack’s financial practices. The Corporate Governance Committee reviews and oversees compliance with the Code of Conduct and the Financial Code of Ethics.

You can review the Code of Conduct and the Financial Code of Ethics on our corporate website, www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.” RadioShack intends to post amendments to or waivers of its Code of Conduct or Financial Code of Ethics (to the extent applicable to any senior executive officer or director of RadioShack) at the location on its website described above.

Structure of the Board of Directors

The Corporate Governance Framework sets forth the following concerning the structure of the board:

•	Under RadioShack’s bylaws, the board determines the number of directors, but there must be at least three directors.

•

The board annually elects a Chairman of the Board from among the directors to preside over meetings of the shareholders and the board. The board may, in its discretion, separate or combine the offices of Chairman of the Board, Chief Executive Officer and President.

•

A majority of the directors must be “independent,” under the listing standards of the New York Stock Exchange and the SEC’s regulations. It is the goal and present practice of the board that at least 75% of the directors be independent. In addition, no more than two directors may be RadioShack employees. If all eight director nominees are elected, 87.5% of the board will be independent.

•	Only independent directors can serve on the Audit and Compliance Committee, the Corporate Governance Committee and the MD&C Committee.

The Corporate Governance Framework sets forth the following concerning directors:

•	Under RadioShack’s bylaws, all of its directors are elected each year at the annual meeting of shareholders.

•

Directors are expected to attend regularly scheduled board and committee meetings and to use their best efforts to attend non-regularly scheduled board and committee meetings. In the event that a director’s absentee rate must be disclosed in the proxy statement, there is a presumption that the director is unable to participate in the responsibilities as a director and will not stand for re-election. The board may consider unique circumstances and waive this presumption.

•

Non-employee directors are expected to own, directly or indirectly, by the fourth anniversary of their appointment or election to the board, shares of RadioShack common stock with a minimum value equal to 500% of the annual retainer fee paid to non-employee directors.

•

Newly appointed or elected directors are required to attend orientation sessions conducted by RadioShack to familiarize themselves with the Company. In addition, it is expected that directors will attend at least 24 hours of continuing education during a three-year period.

•

Each non-employee director should inform the chair of the Corporate Governance Committee and the Chairman of the Board of any principal occupational change (including retirement) and should volunteer to resign from the board in the event of such a change.

•

Each director is required to offer to retire before each annual meeting of shareholders following his or her 72nd birthday. The board will consider the director’s offer to retire when determining the nominees for election to the board at the upcoming annual meeting of shareholders. If the board determines it is in the best interest of the Company and its shareholders for the director to be nominated for election to the board, the board will disclose in the proxy statement for the annual meeting of shareholders that the director will stand for re-election.

Board Leadership Structure

At different times in the past, RadioShack has combined and separated the roles of Chairman and Chief Executive Officer. In 2011, the board announced that it would separate the roles of Chairman and Chief Executive Officer. While the board continues to believe separation of these roles is appropriate at this time, the board may later determine that combining the roles is in the best interests of the Company and its shareholders. The board believes that a combined leadership structure has served the Company and its shareholders well in the past, and may do so again in the future.

Desired Characteristics of Individual Directors and the Board

•

The board is required to be composed of a majority of independent directors with a diverse range of talents, expertise and occupational backgrounds. Accordingly, when considering and evaluating potential board nominees, the competencies of the entire board and characteristics of individual directors should be considered.

•	Nominees to the board may be identified by various methods, including by shareholder nomination, director search firms, or present board members.

•	Potential new and incumbent directors should demonstrate or possess a preponderance of the following personal characteristics:

•	demonstrable personal commitment to the long-term interests of the shareholders,

•	strength of character,

•	leadership,

•	highest personal and professional ethics, integrity, and values,

•	independence from RadioShack and its affiliates,

•	personal accountability,

•	informed judgment,

•	open participation in deliberations,

•	inquisitive personality,

•	independent thinker,

•	wise counsel,

•	financial literacy,

•	mature self-confidence,

•	investment of time and effort on a consistent basis,

•	high performance standards, and

•	demonstration of proven track record in area of expertise.

•

The composition of the board, as a whole, should represent diverse experiences at the policy-making levels of significant commercial enterprises. Additionally, the collective competencies of the board should include directors with expertise in the following areas:

•	accounting and finance,

•	broad business judgment,

•	management experience at a senior policy-making level in one or more functional areas of a major public company,

•	crisis management,

•	industry knowledge,

•	international markets, and

•	strategy and vision.

The Corporate Governance Committee utilizes a director search firm from time to time to assist it in identifying and evaluating potential director candidates.

Diversity

The board considers varied personal and professional backgrounds, perspectives and experiences to be important factors when identifying potential director candidates. The board does not have a policy with regard to the consideration of diversity in potential director candidates. The board focuses on selecting the best candidates and endeavors to see that its membership, as a whole, possesses a diverse range of talents, expertise and occupational backgrounds and represents diverse experiences at the policy-making levels of significant commercial enterprises.

Director Stock Ownership Requirement

Our director stock ownership policy requires our non-employee directors to own RadioShack common stock with a value equal to at least 500% of the annual retainer fee paid to non-employee directors within four years after election or appointment. For purposes of determining compliance with this provision, all deferred stock units and common stock units (including units issued under the Deferred Stock Unit Plan and the Unfunded Deferred Compensation Plan for Directors) credited to a director’s account are counted. As of December 31, 2013, two of our non-employee directors had satisfied our director stock ownership requirement.

Directors’ Attendance at the Annual Meeting

RadioShack encourages each of its directors and nominees for director to attend the annual meeting of shareholders, although attendance is not mandatory. Each of the nominees for director who was serving on the board at the time of the annual shareholders’ meeting for 2013 attended that meeting, and it is anticipated that each of the nominees for director will attend the annual meeting for 2014.

Communications with the Board of Directors

Communications with the Non-Executive Chairman. Shareholders and other interested parties who wish to communicate with the board or who have concerns regarding RadioShack that pertain to matters other than accounting, internal accounting controls or auditing matters, or that pertain to RadioShack’s Financial Code of Ethics, can communicate confidentially with RadioShack’s Non-Executive Chairman, Mr. Daniel R. Feehan, by using any of the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Non-Executive Chairman

•	by e-mail:

NonExecutiveChairman@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Communications with the Chair of the Audit and Compliance Committee. Shareholders and other interested parties with concerns regarding RadioShack that pertain to matters concerning accounting, internal accounting controls or auditing matters, or that pertain to RadioShack’s Financial Code of Ethics, can communicate confidentially with RadioShack’s chair of the Audit and Compliance Committee, Mr. H. Eugene Lockhart, by using any of the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Chair of the Audit and Compliance Committee

•	by e-mail:

ChairofAuditCommittee@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Please note that the telephone number listed above for the Non-Executive Chairman and the chair of the Audit and Compliance Committee is administered by an independent third party and therefore does not provide direct communications with either Mr. Feehan or Mr. Lockhart.

Mail sent to the address listed above for the Non-Executive Chairman or the chair of the Audit and Compliance Committee will be forwarded, unopened, by the Corporate Secretary to Mr. Feehan or Mr. Lockhart, as applicable. Sending a letter, an e-mail, or calling the toll-free number allows shareholders and other interested parties to make reports anonymously and confidentially if they elect to do so.

NON-EMPLOYEE DIRECTOR COMPENSATION

Components of Non-Employee Director Compensation Program

Any director who is a RadioShack employee receives no additional compensation for serving on the board. Non-Employee Directors are compensated for their service on the board as described below:

Components	Annual Compensation Rate
Board retainer	$85,000

Retainer for committee chair	$15,000

Retainer for Non-Executive Chairman	$100,000

Grant of deferred stock units	Equal to the number of shares of RadioShack common stock with a fair market value of $105,000 on the grant date

One time grant of deferred stock units to new directors	Equal to the number of shares of RadioShack common stock with a fair market value of $150,000 on the grant date

Unfunded Deferred Compensation Plan for Non-Employee Directors. Under RadioShack’s Unfunded Deferred Compensation Plan, non-employee directors may make an irrevocable election before December 31 of each year to defer payment of 100% or 50% of their annual retainer fees for the next year. Participating directors may defer these fees in cash or in common stock units, with payment to be made in cash or common stock, respectively. In connection with this election, participating directors may specify when they would like to receive their deferred fees and whether they would like to receive their fees in a lump-sum or in installment payments. Interest is credited for fees deferred in cash at 1% below the prime rate. If a director elects to defer payment of fees payable in common stock of RadioShack for more than three years, RadioShack will make a contribution of 25% of the amount deferred in common stock units. In the absence of a deferral election, these fees will be paid quarterly in cash.

Deferred Stock Units for Non-Employee Directors. New Non-Employee Directors receive deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $150,000 on the date they attend their first meeting of the board. Non-Employee Directors who have served on the board for at least one year as of June 1 of a given year will receive an annual grant of deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $105,000 on the grant date. These grants will take place on the first business day of June. Each Non-Employee Director will receive shares of common stock equal to the number of vested deferred stock units in the director’s account only when the director’s service as a director terminates. Deferred stock units will vest in equal amounts over three years, and vest immediately upon death, disability, attaining the mandatory retirement age, or termination of service as a director, and may vest upon a change of control.

Dividend Equivalents. Dividend equivalents are paid on outstanding common stock units and deferred stock units. If a director elects to defer the payment of dividend equivalents on common stock units under the Unfunded Deferred Compensation Plan for more than three years, RadioShack will make a contribution of 25% of the amount of dividend equivalents so deferred in common stock units.

Other Items. RadioShack reimburses directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings, committee meetings, and shareholders’ meetings. Each director also receives a discount card that entitles the director to receive a discount on merchandise purchased at RadioShack stores. This discount is consistent with the discount made available to full-time employees of RadioShack.

2013 Director Compensation

The following tables show the compensation paid to RadioShack’s non-employee directors for the year ended December 31, 2013.

Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards[1]	Option Awards	All Other Compensation	Total

Robert E. Abernathy	$93,118	$105,000	—	—	$198,118
Frank J. Belatti	$91,882	$105,000	—	—	$196,882
Julie A. Dobson	$93,118	$105,000	—	—	$198,118
Daniel R. Feehan	$185,000	$105,000	—	—	$290,000
H. Eugene Lockhart	$100,000	$105,000	—	—	$205,000
Jack L. Messman	$85,000	$105,000	—	—	$190,000
Edwina D. Woodbury	$91,882	$105,000	—	—	$196,882

(1)	The amounts shown in the stock awards column represent the grant date fair value of awards made in 2013 in accordance with FASB Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“FASB ASC Topic 718”) for deferred stock units granted to directors under the Deferred Stock Unit Plan. The valuation methodology and assumptions regarding these grants of deferred stock units are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements contained in RadioShack’s Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 25, 2014.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

Respective Responsibilities of the Committee, Management and the Independent Registered Public Accounting Firm

As discussed in its charter, the primary responsibility of the Audit and Compliance Committee is to oversee RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting) and reporting processes on behalf of the board and to report the results of its activities to the board. Management is responsible for preparing RadioShack’s financial statements. PricewaterhouseCoopers LLP (“PwC”), RadioShack’s independent registered public accounting firm, is responsible for performing an integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The function of the committee is to provide business, financial and accounting oversight at the board level, along with advice, counsel, and direction to management and the independent registered public accounting firm on the basis of information it receives, discussions with management and the independent registered public accounting firm, and the experience of the committee’s members. The committee’s role is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm.

Independence of Committee Members

Each of the members of the committee meets the independence and experience requirements of the New York Stock Exchange and the SEC. Additionally, the board of directors has unanimously determined that each of the following members of the committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations and possesses “accounting or related financial management expertise” within the meaning of the listing standards of the New York Stock Exchange: H. Eugene Lockhart, Jack L. Messman, and Edwina D. Woodbury.

The Committee and its Charter

The committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The committee has adopted, and annually reviews, a charter outlining the practices that it follows. The charter complies with all current regulatory requirements and the requirements of the New York Stock Exchange and the SEC. A copy of the committee’s charter is also available on our corporate website, www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Discussions of the Committee

Throughout 2013, the committee met and held many discussions with management and PwC. The committee also held a number of meetings with certain individual members of RadioShack’s management present, including the Chief Financial Officer, Interim-Chief Financial Officer and Vice President of Internal Audit. The committee also held a number of meetings with PwC with no members of RadioShack’s management present.

Among other things, during these meetings the committee reviewed and discussed RadioShack’s audited consolidated financial statements with RadioShack’s management and PwC. The committee also discussed with PwC other matters required to be discussed by the independent registered public accounting firm with the committee under PCAOB AU 380 (Communications with Audit Committees), which include, among other items, matters related to the conduct of the audit of RadioShack’s consolidated financial statements. The committee also received and discussed with PwC its annual written report on its independence from RadioShack and its management, which is issued under applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with PwC its independence. These discussions with PwC included an examination of whether the provision of non-audit services provided to RadioShack during 2013 was compatible with PwC’s independence. In addition, the committee obtained and reviewed a report by PwC describing the firm’s internal quality-control procedures and related matters, as required by the listing standards of the New York Stock Exchange.

The committee also reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of RadioShack’s internal control over financial reporting and disclosure control and procedures. As part of this process, the committee continues to monitor the scope and adequacy of RadioShack’s internal auditing program and to review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in RadioShack’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

H. Eugene Lockhart (Chair)	Edwina D. Woodbury	Jack L. Messman

ITEM 2—RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2014

The Audit and Compliance Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2015. We are asking our shareholders to ratify the appointment of PwC as our independent registered public accounting firm. SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit and Compliance Committee. However, the board considers the selection of an independent registered public accounting firm to be an important matter to shareholders. Accordingly, the board considers a proposal for shareholders to ratify this appointment to be an opportunity for shareholders to provide input to the Audit and Compliance Committee and the board on a key corporate governance issue.

If our shareholders do not ratify the appointment, the Audit and Compliance Committee will consider the reasons the ratification failed and whether the committee should select a different firm. However, the committee is not required to do so. Even if the appointment is ratified, the Audit and Compliance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Fees and Services of the Independent Registered Public Accounting Firm

PwC performed the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting for the years ended December 31, 2013 and 2012. The following is a summary of the fees billed to RadioShack by PwC for professional services rendered for the years ended December 31, 2013 and 2012:

Fee Category	2013 Fees	2012 Fees
Audit fees	$2,233,700	$2,089,500
Audit-related fees	37,500	—
Tax fees	22,000	22,000
All other fees	1,900	84,900

Total fees	$2,295,100	$2,196,400

Audit Fees. These are fees billed for professional services rendered for the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports, along with services that only the independent registered public accounting firm can provide. These services include statutory and regulatory filings or comfort letters, statutory audits, attestation services (except those not required by statute or regulation), and consents with respect to, assistance with, and review of, certain documents filed with the SEC.

Audit-Related Fees. These are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of RadioShack’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and other transactions, attestation services related to financial reporting that are not required by statute or regulation, and consultations concerning financial standards as well as the impact of proposed accounting rules and standards.

Tax Fees. These are fees billed for tax services that are unrelated to the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting. These services include assistance regarding federal, state, employee benefit plan and international tax compliance, approved tax planning, review of returns and other tax advice.

All Other Fees. These are fees for an accounting research software license.

Policy for Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one calendar year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to, and do, periodically report to the committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, along with the fees for the services performed to date. The committee may also pre-approve particular services on a case-by-case basis. The committee separately pre-approved all audit, audit-related, tax and other services provided by PwC for the years ended December 31, 2013 and 2012.

In connection with its pre-approval, the committee considers whether the provision of any permissible non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. The committee has determined the provision of the permissible non-audit services described above is compatible with maintaining PwC’s independence.

Other Information

One or more representatives of PwC will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of stock entitled to vote that are held by shareholders present in person or represented by proxy at the annual meeting. If the shareholders do not ratify the appointment of PwC, the Audit and Compliance Committee will reconsider the appointment.

The board of directors recommends you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2014.

ITEM 3—NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote on the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Compensation Discussion and Analysis.” Shareholders are being asked to vote on the following advisory resolution:

RESOLVED: That the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion included in the Company’s proxy statement related to its 2014 annual meeting of stockholders, is hereby APPROVED.

As a result of last year’s Say-on-Pay vote, and at the direction of our CEO and MD&C Committee, we made a concerted effort to reach out and engage with our largest shareholders over the course of 2013. Specifically, we met with 18 institutional investors representing over 65% of the voting shares of the Company. We recognize these efforts are a vital part of our governance model. The purpose of these meetings and discussions was as follows:

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Articulate our rationale, from both a business and talent perspective, associated with both the design and quantum of our executive compensation programs, including incentive compensation and severance plans.

•	Understand what, if any, issues, challenges, comments that our shareholders might have relative to our executive compensation programs.

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Discuss desired changes, suggestions, feedback and opportunities for improvement with respect to our pay models and answer any other questions our shareholders might have on executive compensation and governance.

Moreover, we reviewed ISS policies and our executive officers met D.F. King and & Co., Inc. to better understand shareholder concerns and opportunities for further refinement to our shareholder outreach process and executive compensation programs.

RadioShack executives that met with shareholders and other important constituents provided regular updates to the CEO and MD&C Committee throughout the course of the 2013 outreach, and also assembled a summary of key findings and observations. In particular, the MD&C Committee Chair was personally involved in reviewing and discussing these matters with RadioShack, and ensured that a timely process was followed with appropriate accountabilities and follow-ups, as needed. The summary findings from the shareholder outreach were as follow:

•	Shareholders did not take issue with the design and quantum of our executive compensation programs.

•	Shareholders understood that we had to hire a new CEO who could build a team to help execute the Company’s Strategic Turnaround Plan.

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Shareholders rightfully demand that we improve our financial and stock price performance, which, in our estimation, was more a driver of 2013 Say-on-Pay voting than any specific executive compensation matter.

We believe our program provides our executive officers, including those identified in our summary compensation table, with compensation that is competitive within our industry based on the Company’s turnaround efforts and commensurate with each officer’s talents and responsibilities. Shareholders are urged to read the Compensation Discussion and Analysis included in this proxy statement, which provides a more detailed description of the Company’s compensation policies and programs. We would note for 2013, the CEO’s Realized Compensation (i.e., the sum of base salaries, cash bonuses, vested shares of restricted stock, stock option exercises, and any earned payouts under prior long-term incentive programs) represented 28% of the total base salary, cash payouts and equity grant values that get reported in the Summary Compensation Table in the proxy, and 34% for all currently employed Named Executive Officers in aggregate. Moreover, the 2010 – 2012 Realizable Compensation (i.e., sum of base salaries, cash bonuses, in-the-money value of stock options, value of restricted stock grants and any earned payouts) for all of our named executive officers were aligned with our historical composite financial and stock price performance over the same time period.

The board of directors and MD&C Committee believe that these policies and programs are effective in implementing the Company’s compensation philosophy and objectives and are critical to the Company’s turnaround effort.

The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers, as described in the Compensation Discussion and Analysis included in this proxy. Though this vote is non-binding and advisory in nature, our board of directors and MD&C Committee value the opinions of our shareholders on our executive compensation. The board has made the determination to hold Say-on-Pay votes each year. The next Say-On-Pay vote will be at the 2015 annual meeting.

The board of directors recommends you vote FOR the approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, executive compensation tables and narrative discussion included in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview of Strategic Turnaround Plan: A critical component of our business strategy is to return to profitability. In connection with this strategy, we are implementing a turnaround plan. In February 2013 we hired a new Chief Executive Officer, Joseph C. Magnacca, to lead a turnaround of the business by focusing on an initial set of strategic initiatives (“Strategic Plan”):

•	Repositioning our brand to reignite our customer base and connect to a new generation of shoppers through a modernized and relevant brand position.

•	Revamping our product assortment to focus on relevant categories and higher-margin private brands.

•	Reinvigorating our store experience through the use of high-touch, interactive content in strategic locations and the use of key design and aesthetic elements on a cost-effective basis.

•	Increasing operational efficiency by evaluating our retail operations, supply chain, and corporate functions and reengineering our processes to emphasize efficiencies.

•	Increasing our financial flexibility by providing the necessary capital and liquidity to fund the turnaround of the business.

The Company’s current turnaround effort has created a challenging environment for hiring executives and the board of directors believes it is critical that RadioShack recruit top talent for the Company’s turnaround effort. In order to execute against the Strategic Plan, Mr. Magnacca, with the Board’s full support, recruited a team of highly talented executives in 2013 and 2014.

While 2013 was a very challenging year from a net sales and gross-profit perspective, we did want to highlight a variety of critical turnaround related milestones that were achieved in connection with executing the Strategic Plan:

•	The average revenue per unit sold increased by 7% in 2013, primarily driven by a change in our sales mix towards higher-priced smartphones.

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We have implemented a number of initiatives to conserve our liquidity position including activities such as reducing our capital expenditures, reducing discretionary spending and selling surplus property.

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In March 2014, we announced that we intend to close up to 1,100 underperforming stores subject to lenders approval. This program was driven by a comprehensive review of the existing store base and selection of stores based upon historical and projected financial performance, lease termination costs, and impact to the market and nearby stores. This proposed store closure program is expected to preserve liquidity by avoiding operating losses and generating cash by liquidating inventory in those stores.

•	Selling, general and administrative (“SG&A”) expense decreased $12.4 million, or 0.9%, when compared with last year.

•	We repaid $286.9 million remaining aggregate principal amount of our 2013 convertible notes.

•	In December 2013 we borrowed $300 million in secured term loans and repaid $175 million of debt.

•	Also in December 2013 we closed on a new $535 million asset-based revolving credit facility that matures in December 2018 to replace our previous $450 million asset-based revolving credit facility

In addition to the restructuring related highlights that are outlined above, the table below also highlights a variety of shareholder friendly executive compensation related outcomes for the period ending December 31, 2013:

Topic	Summary	Alignment with Shareholders

Long term incentive plan design changes	Adopted relative total shareholder return as a 50% weighted performance metric and increased the risk profile of the long term incentive plan by moving 50% of the opportunity from cash to performance-based stock options

RadioShack’s relative total shareholder return must equal the retail index median to get a full award, and the fair market value of our stock must exceed the stated exercise price in order for the options to be “in-the-money”

Shareholder outreach and engagement	We met with 18 of our institutional investors representing over 65% of our voting shares who raised no material issues or questions on executive pay levels and design	Key shareholders were provided a forum to share candid feedback on our programs

Successfully hired key senior talent at reasonable market rates

RadioShack hired Messrs. Magnacca, DeFazio and Risch in 2013 and provided them with target total direct compensation opportunities that were in line with market median benchmarks for comparable officers

RadioShack continues to build its senior team without overpaying relative to the market

Reasonable market positioning of pay relative to the retail peer group

RadioShack’s target total direct compensation (i.e., the sum of base salary, target bonus and grant-date value of long-term incentives) for the top 5 executives benchmarked in the fall of 2013 was positioned between the 25th and 50th percentiles relative to the peer group, on average

RadioShack has moderate target pay opportunities relative to its retail peer group

“Realizable” Compensation	From 2010 – 2012, Realizable Compensation for the top 5 named executive officers was “aligned” with RadioShack’s composite financial and stock price performance for the three year period	These analyses provide a fact-based litmus test for reasonableness of pay and performance outcomes
“Realized” Compensation

The 2013 realized compensation (pay actually earned) represented 28% of the reported Total Compensation from the Summary Compensation Table for our CEO, and 34% for all currently employed named executive officers in total

In summary, our pay for performance model demonstrated alignment in 2013 as demonstrated by both quantitative testing and qualitative discussions with our top shareholders who did not raise any material executive compensation concerns in their discussions with RadioShack’s executives. Moreover, while we have much to do from a restructuring perspective, we achieved a number of important turnaround related milestones in 2013 and early 2014 that are paramount to strengthening our balance sheet and operating position as we strive again towards profitability. The balance of the CD&A provides many additional details and rationale associated with our programs that have been validated by the market and our MD&C Committee.

Compensation Philosophy and Named Executive Officer Overview

In this section we discuss our compensation philosophy and objectives, the elements of our compensation program, and the process and analysis involved in determining the amount and types of compensation for our named executive officers. RadioShack’s “named executive officers” for the year ended December 31, 2013 are:

Joseph C. Magnacca	Chief Executive Officer

Holly Felder Etlin

Interim Chief Financial Officer

On July 22, 2013, RadioShack engaged AP Services, LLC, an affiliate of AlixPartners, LLP (“AlixPartners”) to provide various consulting services to RadioShack. The board also appointed Ms. Etlin, a Managing Director of AlixPartners, as Interim Chief Financial Officer. Ms. Etlin’s services to RadioShack are billed by AP Services, LLC. Ms. Etlin was not separately compensated by RadioShack for her service as Interim Chief Financial Officer. As a result, the Company has not otherwise included Ms. Etlin in this Compensation Discussion and Analysis section or the Executive Compensation section.

Telvin P. Jeffries	Executive Vice President – Chief Human Resources Officer, Services, International

Troy H. Risch	Executive Vice President – Store Operations

Michael S. DeFazio	Senior Vice President – Store Concepts

Dorvin D. Lively	Former Chief Financial Officer Mr. Lively retired from RadioShack effective July 2013.

Huey Long	Former Executive Vice President – Strategy & Consumer Insights Mr. Long ceased being an employee of RadioShack effective November 2013.

William Nebes	Former Senior Vice President – Mexico Mr. Nebes retired from RadioShack effective August 2013.

Program Highlights. Highlights of the executive compensation matters discussed in greater detail in this Compensation Discussion and Analysis are below:

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The elements of our executive compensation program are as follows: base salary, annual cash incentive bonus, long-term cash incentive, equity awards in the form of stock options, restricted stock and other equity-based awards, benefit and retirement plans, and perquisites and other personal benefits.

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In order to assure the integrity of our executive compensation program, the MD&C Committee is comprised exclusively of independent members of the board. Similarly, the MD&C Committee has engaged Towers Watson to serve as its compensation consultant, and, in consideration of the six SEC independence factors, we believe Towers Watson to be independent from the Company.

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In early 2013, Towers Watson provided the MD&C Committee with an update to its 2012 report evaluating the risks associated with our executive compensation programs, and our MD&C Committee concluded that RadioShack’s compensation programs are not reasonably likely to pose a material adverse effect on the Company.

•	We have no agreements with our named executive officers that provide for an excise tax gross-up in the event of a change in control.

•	Our board of directors has adopted a clawback policy for incentive compensation. We amended our incentive compensation plans to incorporate this policy. Our clawback policy is discussed on page 46.

Overview of Annual Cash Incentive Bonus Opportunity for 2013 Performance. The 2013 annual cash incentive bonus opportunity (a specified percentage of base salary) for each of our named executive officers for 2013 was based 50% on Adjusted EBITDA and 50% on Comparative Sales Improvement. For purposes of determining the cash incentive compensation discussed in this proxy statement, “Adjusted EBITDA” is RadioShack’s income, including income from our discontinued operations, before reductions for interest, taxes, depreciation, and amortization, and adjustments for the cumulative effect of changes in accounting principles, non-operating loss or income, and one-time charges. “Comparative Sales Improvement” is a comparison of the difference in sales results between 2012 and 2013 to those between 2011 and 2012. The MD&C Committee established a 1% Comparative Sales Improvement target for 2013 (i.e. comparative sales between 2011 and 2012 resulted in a 4.5% decline; therefore if the difference in sales between 2012 and 2013 is at least 1% better than -4.5%, the Comparative Sales Improvement target is achieved) and an Adjusted EBITDA target of $40.0 million. In order for these officers to receive a bonus payment under this plan, the Company had to achieve at least $20.0 million in Adjusted EBITDA. The Company did not achieve this target. Accordingly, no annual cash incentive bonus is due to our named executive officers for 2013 under the 2013 annual cash incentive bonus plan. The annual cash incentive bonus is discussed further beginning on page 43 under “Annual Cash Incentive Bonus.”

Overview of Long Term Cash and Equity Incentive Plan Opportunity. The long term incentive plan is discussed beginning on page 43 under “Long Term Incentive Plan for Executive Officers.” None of the Company’s named executive officers were participants in the Long Term Incentive Plan for Executive Officers for the performance cycle for 2011 through 2013 (payable in 2014).

Overview of Equity Awards for 2013. The MD&C Committee granted stock options and shares of restricted stock to each of our named executive officers in 2013. Equity awards are discussed further beginning on page 45 under “Equity Incentives of Stock Option and Restricted Stock Grants,” and the values granted to each of the participating named executive officers is included in the amounts listed in columns (e) and (f) of the Summary Compensation Table on page 51.

Q4 Incentive Plan 2013. The Q4 Incentive Plan 2013 was a one-time cash opportunity based on the MD&C Committee’s determination in the third quarter 2013 that the Company would not achieve the minimum Adjusted EBITDA target for the annual cash incentive bonus and the recognition of the extensive efforts, as noted above on page 30, being taken towards the Company’s turnaround efforts. The Q4 Incentive Plan 2013 bonus opportunity (representing 50% of the annual cash incentive bonus for 2013), for each of our named executive officers was based 50% on a re-forecast of the Adjusted EBITDA for the annual cash incentive bonus for 2013 and 50% on progress toward strategic initiatives and other work completed in support of the Company’s turnaround efforts during the fourth quarter 2013. The Company did not achieve the re-forecast Adjusted EBITDA, however, the MD&C Committee determined that the Company had made sufficient progress toward its strategic initiatives and completed sufficient other work to support the Company’s turnaround effort to earn half of the Q4 Incentive Plan 2013 bonus opportunity (an amount equal to 25% of the 2013 annual bonus plan target amount). The Q4 Incentive Plan 2013 bonus amounts paid to each of our named executive officers are included in the amounts listed in column (g) of the Summary Compensation Table on page 51.

2013 Shareholder Advisory Vote on Executive Compensation

At the Company’s 2013 Annual Meeting, we conducted a non-binding advisory Say-on-Pay vote with respect to the executive compensation program for 2013. Notwithstanding that our shareholders delivered a 87.4% positive Say-on-Pay vote at the 2012 annual meeting, at the 2013 Annual Meeting slightly less than half (46.2%) of the advisory votes cast were voted in favor of the named executive officers’ compensation. Following the 2013 Annual Meeting, our board of directors, as well as the MD&C Committee, carefully reviewed the results of the Say-on-Pay vote and engaged in a series of substantial internal discussions about the Company’s compensation philosophy. As a result of the Say-on-Pay vote, we undertook to solicit feedback from our largest shareholders to better understand shareholder concerns. Please see Item 3 on page 28 for a description of our process, findings and outcomes related to our 2013 shareholder outreach efforts.

We value the opinions of our shareholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

Compensation Philosophy and Objectives

The MD&C Committee oversees our executive compensation program and establishes and reviews our overall compensation philosophy. The program continues to focus on the following key objectives:

Objective 1	Our compensation program is designed to encourage executive performance that benefits the overall organizational results by linking compensation to our financial and stock price performance.

Our compensation program for our named executive officers seeks to link compensation to the financial performance of RadioShack as a whole. Our cash incentives are tied to corporate performance criteria that focus on our short-term financial objectives, and long-term cash and equity incentives are tied to long-term corporate financial performance. The program also seeks to provide a meaningful portion of our named executive officers’ compensation in the form of equity-based compensation to align their compensation with RadioShack’s long-term capital appreciation and to further enhance the alignment of the interests of these executives with the interests of our shareholders. These annual and long-term incentives are periodically reviewed and modified, as appropriate, by the MD&C Committee.

Objective 2	Incentive compensation is designed to constitute a larger portion of total compensation for senior positions.

The MD&C Committee believes that total compensation should generally increase with position and responsibility, and when employees move to higher levels of responsibility with greater ability to influence our results, the proportion of their pay consisting of incentive compensation should accordingly increase. As a result, our executive compensation program emphasizes incentive compensation in the form of an annual cash bonus and equity-based compensation, which are all tied to RadioShack’s overall financial and stock price performance.

Objective 3	Incentive compensation should strike a balance between short-term and long-term performance.

Our compensation program focuses management on achieving our short-term goals in a manner that supports our long-term success and profitability. Consequently, we use short-term incentives to reward effective ongoing management of RadioShack’s operations through annual performance incentives tied to our overall annual goals. Similarly, we use long-term incentives to motivate our named executive officers toward long-term management of RadioShack through prudent use of equity programs, as well as performance based cash incentives under the long-term incentive plan, which focus management’s attention on increasing shareholder value. Because RadioShack’s long-term success should be a priority for our named executive officers, our compensation program emphasizes long-term incentives through equity-based compensation.

Objective 4	Incentive compensation should be structured to avoid creating risks that could be harmful to RadioShack’s long-term success and profitability.

Our clawback policy (which is discussed on page 46) and the structure of our incentive compensation programs serve to minimize the risks that could jeopardize RadioShack’s long-term success. The MD&C Committee believes our balance of short-term and long-term incentives and our officer stock ownership policy reduce risks that might result from using only short-term or long-term incentives. The MD&C Committee also uses multiple performance measures in connection with our incentive compensation program. Not only are some performance measures more meaningful to certain employees based on the nature of their role in our operations, but the use of multiple performance measures may further aid in mitigating such risks. Our incentive compensation plans are subject to our clawback policy. Our incentive compensation plans also include other risk mitigating features, such as maximum award limits for annual or long-term cash bonuses and our equity awards.

Objective 5	Our compensation levels are designed to attract, retain, motivate and reward key executives through competitive salary and incentive plans.

Our overall compensation levels are designed to attract the type of talented individuals needed to achieve and maintain a leadership position in the specialty retail industry. As a result, in 2013 the MD&C Committee engaged Towers Watson to compare our compensation levels to the compensation of executives of a peer group of specialty retail companies to determine the overall competitiveness of our compensation levels.

This compensation peer group focused on the industry and business of the subject companies relevance from an executive recruitment perspective, as well as their respective revenues and market capitalizations. Every year, Towers Watson reviews the peer group for reasonableness and identifies any potential changes. No changes were made to the peer group in 2013, which consisted of the following companies:

• Advance Auto Parts, Inc.	• Dick’s Sporting Goods, Inc.	• Signet Jewelers Limited

• AutoZone, Inc.	• Foot Locker, Inc.	• Staples, Inc.

• Barnes & Noble, Inc.	• GameStop Corp.	• The Pep Boys – Manny, Moe & Jack

• Bed Bath & Beyond Inc.	• OfficeMax Incorporated	• The Sherwin-Williams Company

• Best Buy Co., Inc.	• PetSmart, Inc.	• Williams-Sonoma, Inc.

• Big Lots, Inc.	• Rent-A-Center, Inc.

The MD&C Committee considers the relative scale and scope of these peer companies when considering the compensation levels for RadioShack’s management. Additionally, the MD&C Committee considers published compensation survey benchmarks comprised of executive pay data from similarly-sized retail and general industry companies.

Pay-for-Performance – Realizable Compensation

In 2013, the MD&C Committee engaged Towers Watson to conduct a pay-for-performance analysis for the three-year period ended December 31, 2012 to determine whether our executive compensation program was reasonably aligned with the performance of the Company during that period. As described below, the analysis concluded that named executive officer pay and Company performance were closely aligned.

Towers Watson evaluated the historical realizable pay for our five highest paid executive officers, or our “Top-5,” as compared to our compensation peer group by:

•	Calculating historical realizable pay for our Top-5 for the three-year period ended December 31, 2012; and

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Assigning a percentile rank to the Company by comparing the total historical realizable pay for our Top-5 for the three-year period ended December 31, 2012 to the historical realizable pay for the Top-5 of each of the compensation peer group companies during the same period.

The amount of realizable compensation for our Top-5 placed the Company in the 6th percentile when compared to the compensation of the Top-5 of the companies in its compensation peer group. Historical realizable pay includes base salary, annual bonus payouts, long term incentive plan award payouts, stock options (in-the-money value of options), restricted stock (value of grants made), and one-time compensation such as discretionary and sign-on bonuses. Based on input from Towers Watson, the MD&C Committee concluded this method is the preferred means of measuring compensation for purposes of evaluating the alignment of pay and performance.

Next, Towers Watson evaluated our historical performance as compared to that of the compensation peer group companies by:

•	Calculating the composite historical performance of the Company using total shareholder return, EBITDA growth and revenue growth during the three-year period ended December 31, 2012; and

•	Assigning a percentile rank to the Company by comparing the historical performance of the Company to the historical performance of each of the compensation peer group companies.

Our composite stock price and financial performance during the three-year period ended December 31, 2012, or historical performance, placed the Company at the lowest end of the range when compared to the compensation peer group companies.

Finally, Towers Watson evaluated whether, as compared to the compensation peer group companies, the realizable compensation for the Company’s Top-5 was aligned with the Company’s performance for 2010 through 2012. As illustrated in the table below, Towers Watson concluded that our executive compensation program for 2010 through 2012 was closely aligned with our performance for the period.

Pay-for-Performance – Realized Compensation

As a supplement to the Realizable Compensation analysis, and to further demonstrate the link between pay and performance at RadioShack, we also worked with Towers Watson to determine the 2013 Realized Compensation (i.e., the sum of base salaries, cash bonuses, vested share values of restricted stock, stock option exercises, and any earned payouts under prior long-term incentive programs) and analyzed the relationship between these values, and the base salary, cash payouts and equity grant values that get reported in the Summary Compensation Table of the proxy. In analyzing the Realized Compensation for our named executive officers, we found that:

•	2013 Realized Compensation for each of our current named executive officers approximates 34% of the reported values from the Summary Compensation Table.

•	For our Chief Executive Officer, Joe Magnacca, that his 2013 Realized Compensation approximates 28% of the reported Summary Compensation values for comparable elements of pay.

This disparity between the compensation actually realized and amounts reported in the Summary Compensation Table is driven by the valuation of equity awards under the two different methodologies. The equity awards provided in the Summary Compensation Table reflect a grant-date financial accounting concept and require future performance and service vesting requirements in order for these awards to be “earned”, while the realized value of equity represents pay earned in a given year.

Role of Management in Compensation Decisions

Although the MD&C Committee oversees RadioShack’s executive compensation program, our compensation and benefits department provides analyses and data to assist the MD&C Committee in determining the types and amounts of compensation elements to be paid to our named executive officers (other than our Chief Executive Officer). Management evaluates the performance of these officers (other than our Chief Executive Officer). The MD&C Committee utilizes these analyses, data and evaluations to set the compensation elements for these executive officers. Management also assists with recruiting and hiring new officers, including our named executive officers (other than our Chief Executive Officer). The MD&C Committee oversees the work of management with respect to changes to and administration of certain of our compensation and benefit plans. In addition, the MD&C Committee reviews and discusses with management the disclosures regarding compensation matters contained in the Company’s proxy statements. The board of directors reviews the performance of and approves all compensation decisions regarding our Chief Executive Officer.

Compensation Consultant

As authorized under its charter, the MD&C Committee engaged Towers Watson in 2013 to advise the MD&C Committee regarding executive compensation issues, which include the amount and form of executive compensation. RadioShack’s human resources department works with Towers Watson from time to time in connection with compensation issues, including executive compensation matters, with the approval of the MD&C Committee.

In 2013 the MD&C Committee requested that Towers Watson undertake the projects listed below. Unless stated otherwise, Towers Watson made no recommendation in connection with these projects.

•	Perform a compensation market analysis with respect to the total direct compensation of our named executive officers.

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Outcome: Towers Watson provided the MD&C Committee with compensation market analysis concerning the compensation of our named executive officers based on data obtained from the 2013 proxy statements of companies in our compensation peer group and from Towers Watson’s general industry and retail survey database. The compensation elements included in this analysis were base salary, annual incentives, long-term incentives, and one-time awards. Towers Watson estimated that on average, the amounts of target total direct compensation of our named executive officers (i.e. the sum of their base salaries, annual and long-term incentives) was positioned between the 25th and 50th percentiles relative to the peer group, on average.

•	Provide an update to its comprehensive compensation risk assessment performed in 2012.

•

Outcome: Towers Watson provided the MD&C Committee with an update to its 2012 report evaluating the risks associated with our executive compensation programs. Consistent with the findings from Towers Watson’s risk assessment, the MD&C Committee concluded that RadioShack’s compensation programs are not reasonably likely to pose a material adverse effect on the Company.

•	Monitor, review and evaluate RadioShack’s compensation peer group in light of market developments.

•	Outcome: Towers Watson recommended the MD&C Committee not make any changes to the peer group in 2013.

•

Provide updates concerning recent executive compensation trends and key issues, including reform and compensation and governance-related matters arising under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

•

Outcome: Towers Watson provided the MD&C Committee with various reports and updates throughout the year concerning recent executive compensation trends and key issues from a regulatory and governance perspective.

•	Perform an independent review of our Compensation Discussion and Analysis (CD&A) and MD&C Committee Charter.

•	Outcome: Towers Watson reviewed and commented on the MD&C Committee Charter and CD&A language.

•	Supported the Board in recruiting a new Chief Executive Officer.

•

Outcome: Towers Watson provided research and market data to assist the Board in the Chief Executive Officer recruiting process and developed market-based employment terms and conditions for review and discussion with the Chairman of the Board.

Throughout the year, the MD&C Committee requested that Towers Watson participate in discussions with the MD&C Committee concerning the executive compensation matters described above. During these discussions, Towers Watson provided the MD&C Committee with observations and advice concerning the amounts and elements of compensation in RadioShack’s executive compensation program when appropriate.

Process for Setting Compensation

The MD&C Committee structured RadioShack’s 2013 executive compensation program based on the compensation philosophy and objectives described above. The MD&C Committee continues to believe that our named executive officers’ interests are more closely aligned with those of our shareholders when incentive compensation constitutes a greater proportion of their total compensation.

While the MD&C Committee uses the information obtained from Towers Watson as a general guide for determining compensation elements for our named executive officers, individual factors may cause the actual amount of compensation to vary from these targets. For example, in the case of new executive-level hires, the level and mix of elements of compensation are typically a result of arms-length negotiations between RadioShack and the named executive officer and reflect the most recent evidence of market compensation, while the information available to Towers Watson is largely a historical look-back. In addition, the compensation levels necessary to recruit outside executive talent to the Company necessarily reflects the turnaround nature of the business and associated risks. In the case of existing named executive officers, the actual compensation may vary as a result of the officers’ responsibilities, experience level and prior performance.

The MD&C Committee seeks to provide a significant portion of total compensation in the form of annual cash and long-term cash or equity-based incentives, in light of the objectives set forth above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the MD&C Committee reviews information provided by management and Towers Watson to determine the appropriate level and mix of incentive compensation. Further, when allocating among equity incentives (such as stock options, restricted stock, and other equity-based awards), items such as the number of shares available for grant, level of employment and job performance are considered. Ultimately, as illustrated above, our executives’ incentive compensation is realized as a result of RadioShack’s performance compared to established goals and stock price appreciation.

Throughout the year, the MD&C Committee monitors the effectiveness of the components of the compensation program, including performance measures for the annual cash bonus and performance-based cash or equity awards. After the end of the year, the MD&C Committee compares the compensation of our named executive officers to that of the named executive officers of the compensation peer group companies, and also to similarly-sized retail and general industry survey companies, to monitor the overall competitiveness of RadioShack’s compensation package.

Elements of Compensation

Ultimately, the compensation program for our named executive officers is designed to reward them for RadioShack’s short and long-term financial and stock performance through the use of annual cash and long-term cash or equity-based incentives. The program also seeks to create incentives to retain these executives through competitive levels of compensation.

Our executive compensation program contains the following key elements to assist in achieving the objectives described above:

•	base salary,

•	annual cash incentive bonus,

•	long-term incentive plan,

•	equity awards,

•	benefit and retirement plans, and

•	perquisites and other personal benefits.

Each of our compensation elements has been chosen because it supports our compensation philosophy and one or more of our compensation objectives as discussed on pages 34 through 36. The table below indicates which objective(s) is supported by each compensation element. This table also provides an overview of the key design features of each element and highlights certain decisions or other activity during 2013.

Compensation Element	Compensation Objective Linkage	Key Features and 2013 Highlights

Base Salary	Objective 5	• May vary due to internal review, individual performance, nature of position and responsibilities.

Annual Cash Incentive Bonus	Objectives 1-5

•    The named executive officers did not receive an annual cash incentive bonus for 2013.

•    Annual cash incentive bonus target opportunity is expressed as a percentage of base salary ranging from 60% to 120%.

Long-Term Incentive Plan	Objectives 1-5	• None of the participating named executive officers realized a payout from the 2011-2013 long-term cash incentive.

Equity Awards	Objectives 1-5

•    Mr. Magnacca received two equity awards upon his appointment to the position of Chief Executive Officer: one award of 500,000 shares of restricted stock; and a second award of 2,500,000 non-qualified stock options. The restricted stock vests as to one-third of the shares granted on each of the first three anniversaries of the date of grant. The options vest as to 375,000 shares on each of the second and third anniversaries of the date of grant and 1,750,000 shares vest at any time during the life of the option if the Company’s stock price closes at or above $5.00 per share for twenty consecutive trading days.

•    Mr. Magnacca also received an award of 648,088 non-qualified stock options that will vest at the end of a “Performance Cycle” beginning January 1, 2013 and lasting through December 31, 2015. The options will vest in an amount from 0% to 100% of the award as discussed beginning on page 43 under Long Term Incentive Plan for Executive Officers.

•    Mr. Jeffries received two equity awards: one award of 96,451 shares of restricted stock; and a second award of 186,712 non-qualified stock option shares. Both awards will vest as to one-third of the restricted shares and options granted, respectively, on each of the first three anniversaries of the date of grant.

Compensation Element	Compensation Objective Linkage	Key Features and 2013 Highlights

Equity Awards, Continued	Objectives 1-5

•    Mr. Jeffries also received an award of 216,029 non-qualified stock options that will vest at the end of a “Performance Cycle” beginning January 1, 2013 and lasting through December 31, 2015. The options will vest in an amount from 0% to 100% of the award as discussed beginning on page 43 under Long Term Incentive Plan for Executive Officers.

•    Mr. Risch received two equity awards upon his appointment to the position of Executive Vice President-Store Operations: one award of 110,000 shares of restricted stock; and a second award of 165,000 non-qualified stock options. Both awards will vest as to one-third of the restricted shares and options granted, respectively, on each of the first three anniversaries of the date of grant.

•    Mr. Risch also received an award of 237,632 non-qualified stock options that will vest at the end of a “Performance Cycle” beginning January 1, 2013 and lasting through December 31, 2015. The options will vest in an amount from 0% to 100% of the award as discussed beginning on page 43 under Long Term Incentive Plan for Executive Officers.

•    Mr. DeFazio received two equity awards upon his appointment to the position of Executive Vice President-Store Concepts: one award of 20,000 shares of restricted stock; and a second award of 20,000 non-qualified stock options. Both awards will vest as to one-third of the restricted shares and options granted, respectively, on each of the first three anniversaries of the date of grant.

•    Mr. DeFazio also received an award of 162,022 non-qualified stock options that will vest at the end of a “Performance Cycle” beginning January 1, 2013 and lasting through December 31, 2015. The options will vest in an amount from 0% to 100% of the award as discussed beginning on page 43 under Long Term Incentive Plan for Executive Officers.

•    Allocation of all 2013 equity award value, excluding awards granted to Messrs. Magnacca, Jeffries, Risch and DeFazio: restricted stock 28%; stock options 72%.

Benefit and Retirement Plans	Objective 5	• No material changes to benefit or retirement plans in 2013.

Perquisites and Other Personal Benefits	Objective 5

•    Mr. Nebes received a housing allowance of $14,622 and is entitled to tax equalization payments in connection with his acceptance of a foreign assignment.

•    Relocation assistance provided to Messrs. Magnacca, Jeffries, Risch and DeFazio according to the terms of Mr. Magnacca’s Employment Agreement and offer letters with Messrs. Jeffries, Risch and DeFazio.

•    No material changes to perquisites or other personal benefits in 2013.

Annual Cash Incentive Bonus

Annual Bonus under the Compensation Plan. We believe it is important to provide our named executive officers with an annual cash incentive that is tied to meaningful yearly financial goals. Our annual cash incentive bonus plan, which we refer to as our annual bonus plan, is established by the MD&C Committee each year and is based on corporate performance.

Our annual bonus plan is designed to comply with Section 162(m) of the Internal Revenue Code, and each year the MD&C Committee selects the performance measure(s) that it believes will most effectively support our compensation objectives listed above. Annual bonuses are paid based on the attainment of certain quantitative performance goals.

Each named executive officer’s annual bonus plan opportunity is established by the MD&C Committee as a percentage of the officer’s base salary. The percentage of base salary for each named executive officer varies by the named executive officer’s level and overall job responsibilities. The 2013 target annual bonus plan opportunity for certain of our named executive officers is set forth in the table below.

Name	2013 Annual Bonus Plan Target Opportunity as a Percentage of Base Salary
Joseph C. Magnacca	120%
Telvin P. Jeffries	75%
Troy H. Risch	75%
Michael S. DeFazio	75%

The MD&C Committee, after consultation with management, approves the annual bonus plan performance target(s) early each year. Minimum and maximum targets are also established for each performance measure. After the end of the year, the MD&C Committee reviews RadioShack’s actual performance against these previously established performance targets. Actual amounts payable may be interpolated where our performance is above or below the target. In determining the extent to which the performance goal(s) were met for a given period, the MD&C Committee exercises its judgment, in its sole discretion, whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events.

2013 Annual Bonus Plan. The 2013 Annual Bonus Plan for the named executive officers was established with two performance measures, Adjusted EBITDA and Comparative Sales Improvement, each as defined on page 33. The 2013 Annual Bonus Plan for each of our named executive officers was based 50% on Adjusted EBITDA and 50% on Comparative Sales Improvement. The MD&C Committee provided that the 2013 Annual Bonus Plan would require achievement of a minimum threshold of $20 million in Adjusted EBITDA for any payments to be made. None of our named executive officers received any payment under the 2013 Annual Bonus Plan because Adjusted EBITDA for 2013 was less than $20 million.

Long Term Incentive Plan for Executive Officers

The MD&C Committee believes incentives with performance periods longer than our annual bonus plan align the interests of our executive officers, including our named executive officers, with the interests of RadioShack’s key strategic long-term business objectives. The MD&C Committee believes such incentives support the long-term growth of shareholder value. The MD&C Committee seeks to provide RadioShack’s named executive officers with target long-term incentive opportunities that are generally consistent with the peer group and published survey data benchmarks that it reviews annually. Our long-term incentive plan (“LTIP”) has generally been designed to comply with Section 162(m) of the Internal Revenue Code, and the MD&C Committee selected the performance measures for each multi-year cycle that it believed would most effectively support our compensation objectives listed above. Awards are paid based on the attainment of certain quantitative performance goals.

The target LTIP awards granted by the MD&C Committee in 2013 for certain of our named executive officers are listed in the table below, followed by additional explanation.

Year Established	LTIP Period	Year Payable if Achieved	Named Executive Officers Participating	LTIP Target as a Percentage of Base Salary
2013	2013-2015	2016	Magnacca Jeffries, Risch, DeFazio	150% 100%

The MD&C Committee made a change to the design of the LTIP in 2013, as summarized in the table below:

Cycle	Form of LTIP Award	Three-Year Performance Metrics & Weighting

2012 – 2014	100% Cash	100% Adjusted EBITDA

2013 – 2015	50% Cash / 50% Stock Options	50% Adjusted EBITDA (for cash portion) 50% Total Shareholder Return (“TSR”) based on RadioShack’s relative performance against specialty retailers in the S&P 500 index (for the stock option portion)

The MD&C Committee’s rationale for making the changes were two-fold:

•

provide a strong and direct alignment with shareholder’s interests, i.e., not only must RadioShack equal the retail index median to get a full award, but the fair market value of our stock must exceed the stated exercise price in order for the options to be “in-the-money” and have any value, and

•	a movement towards relative TSR alignment is consistent with current market practice and governance trends.

The tables below illustrate the various performance hurdles and associated payouts with respect to the cash and option components of the LTIP:

50% of the LTIP that is Based on Relative TSR

Performance Hurdle	Relative Performance	Corresponding Payout

Threshold	35th Percentile	35% of Target Award

Target	50th Percentile	100% of Target Award

Maximum	75th Percentile	200% of Target Award

50% of the LTIP that is Based on Adjusted EBITDA

Performance Hurdle	Performance	Corresponding Payout

Threshold	90% of Target Performance	25% of Target Award

Target	100% of Target Performance	100% of Target Award

Maximum	120% of Target Performance	200% of Target Award

After the end of each performance cycle, the MD&C Committee reviews RadioShack’s actual performance in light of each of the performance measures established at the beginning of the cycle.

Actual amounts payable may be interpolated where our performance is above or below the target. In determining the extent to which the performance goal(s) were met for a given period, the MD&C Committee exercises its judgment, in its sole discretion, whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events.

Equity Incentives of Stock Option and Restricted Stock Grants

Equity grants (other than grants to newly-hired or promoted employees) are typically approved at the MD&C Committee’s regularly-scheduled February meeting. Historically, the MD&C Committee has utilized a combination of stock options and restricted stock grants with time-based vesting as part of its compensation program for our named executive officers. The MD&C Committee has chosen to provide two time-vested equity awards, in part because our LTIP awards are performance based. The MD&C Committee seeks to provide our named executive officers with total long-term incentives that are competitive with those offered by the companies in our compensation peer group. The MD&C Committee generally emphasized stock option awards in 2013.

Our earnings releases, including the annual earnings release, are issued in conjunction with our quarterly and annual report filings with the SEC. Consequently, the annual earnings release is issued after the February meeting in which the MD&C Committee typically approves annual stock option grants. In order that our earnings information (whether positive or negative) can be reflected in the exercise price of the stock options approved at this meeting, stock options are granted and priced at the fair market value (the average of the high and low sales prices) of our common stock on the grant date. The grant date is at least two full trading days after the annual earnings release.

In order to determine the number of stock options and shares of restricted stock to be granted to certain of our officers, the MD&C Committee first determines the dollar value and type of equity awards to be granted. The number of options and shares to be granted is then based on the average of the fair market values of our common stock on the 15 trading days immediately preceding the grant date, rather than the fair market value on a single date preceding the MD&C Committee’s meeting. The MD&C Committee chose this process for determining the number of stock options and shares of restricted stock to be granted in order to mitigate the effect that volatility in our stock price between the MD&C Committee’s February meeting date and the grant date can have on the value of the equity awards granted.

All options are awarded with an exercise price per share equal to the fair market value per share of our common stock (the average of the high and low sales prices) on the date of grant, which must be at least two full trading days after the annual earnings release. Options may not be repriced absent approval of our shareholders. Our stock options granted during the past several years have had terms of seven years. Typically, options vest ratably over three years from the date of grant. Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents.

Shares of restricted stock granted to our named executive officers generally vest ratably over three years from the date of grant, including all unvested restricted stock awards held by our named executive officers on December 31, 2013. Holders of unvested restricted stock have the right to vote the shares. Dividends payable on shares of unvested restricted stock are deferred until the restrictions on the shares have lapsed or the shares are no longer subject to a substantial risk of forfeiture; if the shares vest, dividends are paid to the recipient in cash, without interest.

The vesting of options held for at least one year from the grant date and restricted stock generally accelerate upon the death, disability, or retirement (at or after age 55) of the holder and may vest upon a change in control of RadioShack.

Stock Ownership Policy

As of December 31, 2013, RadioShack’s stock ownership policy for its corporate officers required our named executive officers to own RadioShack common stock with a minimum value equal to a multiple of the officer’s base salary as set forth in the table below.

Named Executive Officer	Multiple of Base Salary
Joseph C. Magnacca	3.0
Telvin P. Jeffries	2.0
Troy H. Risch	2.0
Michael S. DeFazio	1.5

•

All officers must show reasonable progress toward the required stock ownership level and ultimately become compliant with the policy. Until compliant, officers are required to retain all shares held in their shareholder and brokerage accounts, as well as 75% of the net shares received upon the exercise of stock option grants and vested restricted stock.

•	Shares owned outright, held in trust, held in the RadioShack 401(k) Plan or the RadioShack Puerto Rico 1165(e) Plan, and unvested shares of restricted stock, count toward the achievement of the goal.

•

Achievement of the appropriate ownership amounts set forth in the policy is evaluated as of each December 31 based on the average per share closing price of RadioShack’s common stock for the year, and failure to comply with the ownership goal and the retention level may impact future compensation decisions regarding the officer.

As of December 31, 2013, none of our named executive officers had achieved the required stock ownership level, given their recent hire dates.

Clawback Policy

Our board approved an incentive compensation recoupment policy, or clawback policy, in 2011 (the “Policy”). The Policy generally applies to persons who have been designated by the board as executive officers at the time the applicable compensation was paid, earned, or vested. The Policy covers cash and equity-based incentive compensation that is paid, earned, or vested based on the Company’s reported financial results, but does not apply to any awards granted or otherwise established before January 1, 2012. The Policy provides for recovery of incentive compensation paid to an executive officer where the payment, earning, or vesting of such compensation was based on previously reported financial results that are required to be materially restated as a result of fraud or intentional misconduct perpetrated by the executive officer who received such incentive compensation. The period covered by the Policy is two years following the date any incentive compensation is paid, earned, or becomes vested. The Policy grants discretion to the MD&C Committee to recover or cancel any such payments or equity awards to the extent the payment or equity award would not have been paid, earned or vested if based on the financial results as restated. For purposes of the Policy “fraud or intentional misconduct” means embezzlement or theft, the commission of any act or acts resulting in the conviction (or plea of guilty or nolo contendere) of such executive officer of a felony, or willful malfeasance or willful misconduct in connection with the executive officer’s financial reporting obligations for the Company. A determination that an executive officer’s fraud or willful misconduct has caused the Company to materially restate its financial results must be made by a majority of all of the independent members of the board.

Benefit and Retirement Plans

The benefit and retirement plans available to our named executive officers include, among others, the RadioShack 401(k) Plan and the RadioShack Executive Deferred Compensation Plan, and, with respect to Mr. Nebes, the RadioShack Supplemental Executive Retirement Plan.

RadioShack 401(k) Plan. Our RadioShack 401(k) Plan is a tax-qualified defined contribution plan. Eligible employees may direct their contributions into various investment alternatives, including RadioShack common stock.

Our 401(k) Plan allows participants to defer before tax, via payroll deductions, from 1% to 75% of their annual compensation, limited to certain annual maximums required by the Internal Revenue Code. Our 401(k) Plan also provides that RadioShack’s contribution to each participant’s account maintained under the plan is an amount equal to 100% of the participant’s contributions (limited as described in the previous sentence) up to 4% of the participant’s annual compensation. This percentage contribution is discretionary and may change or be suspended in the future. Any contributions by RadioShack are made in cash directly to our 401(k) Plan and are deposited according to the investment allocation chosen by each participant for the participant’s own contributions.

Executive Deferred Compensation Plan. Regular full-time officers of RadioShack Corporation or its subsidiaries are eligible to participate in the Executive Deferred Compensation Plan (“EDCP”). Any right to receive a payment under our EDCP is equal to that of an unsecured general creditor of the Company. None of the named executive officers was a participant in the EDCP during 2013.

Participants in the EDCP may defer up to 80% of the participant’s base salary, annual cash incentive bonus, and/or long-term cash incentive award. The terms of the EDCP do not include any matching contributions by the Company. Participants have a deferral account established in participant’s name in order to account for the participant’s deferrals and associated earnings. In order to make deferrals, participants are required to execute a deferral election no later than certain dates depending on the type of compensation being deferred.

Each participant’s deferral account is credited with the amount deferred at the time the participant would otherwise have received the compensation. Each participant has a non-forfeitable, fully vested right to the amount in the participant’s deferral account at all times. Participants are entitled to direct the investment of the amount in the participant’s deferral account in the investment choices offered by the MD&C Committee. According to the terms of the EDCP, the investment choices offered in the EDCP cannot include RadioShack securities, but in 2013 the investment choices offered in the EDCP were otherwise largely the same as those offered in the 401(k) Plan.

Each participant’s deferral account will be distributed to the participant in cash after the participant experiences a separation from service or pursuant to a payment election. Distributions are subject to other terms as set forth in the EDCP.

Supplemental Executive Retirement Plan. Upon joining the Company, the MD&C Committee designated Mr. Nebes as a participant in our Supplemental Executive Retirement Plan (“SERP”). Upon retirement at age 55 years or older, participants are eligible to receive, for ten years, an annual amount equal to a percentage of the average of their five highest consecutive years of compensation (base salary and annual bonus) (“Average Compensation”), to be paid in 120 monthly installments. The percentage of the compensation increases by 2 1/2 percentage points for each year of tenure as a RadioShack officer, up to a maximum of 50%. The formula below illustrates how the monthly retirement benefits under the SERP are calculated:

(2 1/2%	×	Years of Service as a RadioShack Officer	×	Average of Five Highest Years of Compensation	)	÷	12	=	Monthly Retirement Benefit
(Up to a maximum of 50%)

If a participant retires prior to the age of 65, the participant’s benefits under the SERP are reduced as specified by the SERP. No benefits are paid under the SERP if the participant retires prior to the age of 55 or at or after the age of 75. None of our currently employed named executive officers participate in the SERP.

Perquisites and Other Personal Benefits

We provide our named executive officers with perquisites and other personal benefits that management and the MD&C Committee believe are reasonable and consistent with the overall compensation program to enable us to attract and retain employees for key positions more effectively. These perquisites and benefits may include payment for annual physicals, executive life and long-term disability insurance, personal liability insurance, and financial counseling. Newly-hired employees may also receive payment or reimbursement of moving and relocation costs, reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and a relocation allowance. The MD&C Committee reviews the levels of perquisites and other personal benefits provided to our named executive officers from time to time. We do not own any corporate aircraft.

Attributed costs of the perquisites and personal benefits described above for our named executive officers for the fiscal year ended December 31, 2013 are described in greater detail in the All Other Compensation for 2013 (from Summary Compensation) table beginning on page 52.

Potential Payment Obligations upon Termination of Employment or Change in Control

The terms of our Officers’ Severance Program provide for the payment of benefits upon a termination of employment other than for death, disability or cause, or upon a resignation for good reason. The benefit amounts are established to be competitive with those provided by the companies in our compensation peer group and to provide compensation and benefits in amounts to sufficiently support the covered executives until they would reasonably be expected to secure comparable employment. The terms of our Termination Protection Plan (Level I) provide for the payment of benefits upon a termination of employment prior to or following a change in control. All of the named executive officers are participants in the Officers’ Severance Program and the Termination Protection Plan (Level I). These benefits are discussed further at “Potential Payments upon Termination of Employment or Change in Control” beginning on page 60. Neither our Termination Protection Plan (Level I) nor any of our current agreements with our executive officers includes a gross-up for excise taxes.

We recognize that providing benefits under certain circumstances where there is a termination of employment or a change in control allows our executives to direct their full attention towards the Company’s business objectives. We believe that in addition to being customary in the marketplace, these benefits are necessary to retain key employees when the Company is operating in a dynamic environment. In the event a corporate transaction was being considered, we believe these provisions would encourage the executives to act in the best interest of shareholders without undue concern about how the transaction might negatively affect their own employment.

Tax and Accounting Implications

Policy Regarding Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits corporate deductions to $1,000,000 for compensation paid to a person who on the last day of a fiscal year is either a company’s chief executive officer or among its three most highly compensated officers for that year other than the chief executive officer or chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

In order that incentive compensation (whether payable in cash or stock) paid to executives subject to Section 162(m) may be deductible by RadioShack, the specified performance measure(s) and goal(s) set for each fiscal year must be met. As discussed below, however, the MD&C Committee retains the right in appropriate circumstances to grant bonuses and other incentive compensation awards outside any shareholder-approved plan, including bonuses and other incentive compensation awards that may not be deductible and to grant bonuses and other incentive compensation awards under the shareholder-approved plans in ways that result in such bonuses and awards not being deductible.

Stock options have been granted to our named executive officers under the RadioShack 2009 Incentive Stock Plan and 2013 Omnibus Incentive Plan, both of which were approved by our shareholders. We believe these stock option grants qualify as performance-based compensation for purposes of Section 162(m) and are therefore exempt from its deduction limitations.

Although the MD&C Committee designs certain components of its executive compensation program to seek full deductibility, the MD&C Committee believes that the interests of shareholders are best served by not restricting the MD&C Committee’s discretion and flexibility in crafting and adjusting compensation programs, even though such programs may result in certain non-deductible compensation expenses. The MD&C Committee has from time to time approved elements of compensation for officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances. Accordingly, the MD&C Committee has not and will not make compensation decisions based solely on the deductibility of compensation for federal income tax purposes.

Accounting for Stock-Based Compensation

Our accounting for stock-based compensation, including grants of stock options and restricted stock, is done in accordance with the requirements of FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

The MD&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 30. Based on this review and discussion, the MD&C Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Julie A. Dobson (Chair)	Edwina D. Woodbury
Frank J. Belatti	Jack L. Messman

Compensation Committee Interlocks and Insider Participation

No member of the MD&C Committee (1) was, during the fiscal year ended December 31, 2013, or had previously been, an officer or employee of RadioShack or (2) had any material interest in a transaction of RadioShack or a business relationship with, or any indebtedness to, RadioShack. None of our executive officers have served as members of a board of directors or compensation committee of any other entity that has an executive officer serving as a member of our board or MD&C Committee.

Additional Information Regarding the

MD&C Committee

Compensation decisions regarding RadioShack’s named executive officers are made by the MD&C Committee. RadioShack’s compensation and benefits department supports the MD&C Committee in its duties and, along with RadioShack’s Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The MD&C Committee’s charter grants it the authority to retain outside legal counsel, independent compensation consultants, experts and other advisors as it deems necessary to fulfill its responsibilities (including evaluation of the Chief Executive Officer and executive compensation), without obtaining the approval of the board of directors or any officer in advance. The MD&C Committee also has the sole authority to approve any such counsels’, consultants’ or other advisors’ fees and other terms of retention.

The MD&C Committee’s membership is determined annually by the board of directors. The MD&C Committee has a regularly-scheduled meeting each calendar quarter, held in conjunction with corresponding board meetings that are approved by the board of directors on an annual basis. Other meetings are held as deemed appropriate by the MD&C Committee.

Meeting agendas are approved by the chair of the MD&C Committee, in consultation with the Non-Executive Chairman of the Board, as well as members of management including the Chief Executive Officer, Chief Financial Officer and the General Counsel. MD&C Committee meetings are attended as appropriate by the Chief Executive Officer, Chief Financial Officer, the General Counsel, Senior Vice President – Human Resources, and the Vice President – Compensation, Benefits, HR Systems and Records. An executive session consisting only of members of the MD&C Committee is scheduled at each regular meeting. The MD&C Committee also regularly meets in executive session with representatives of Towers Watson. The chair of the MD&C Committee reports the committee’s recommendations on executive compensation at each regularly-scheduled meeting of the board of directors.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of RadioShack’s named executive officers during 2013. Ms. Etlin, who served as Interim Chief Financial Officer of the Company during 2013, has not otherwise been included in the tables included under the caption Executive Compensation. The Company and AlixPartners entered into a consulting arrangement in 2013, and Ms. Etlin, a managing director of AlixPartners, provided her services as Interim Chief Financial Officer under the terms of that arrangement. Ms. Etlin was not an employee of the Company in 2013 and was not paid any compensation by the Company in 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards[1]	Option Awards[1]	Non-Equity Incentive Plan Compen- sation[2]	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[3]	All Other Compen- sation[4]	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph C. Magnacca[5]	2013	$893,151	$1,300,000	$1,560,000	$4,763,619	$300,000	—	$20,570	$8,837,340
Chief Executive Officer
Telvin P. Jeffries	2013	$500,000	—	$300,927	$525,915	$93,750	—	$10,675	$1,431,267
Executive Vice President – Chief Human Resource Officer, Services, International	2012	$498,846	$300,000	$346,250	—	—	—	$186,398	$1,331,494
Troy H. Risch[6]	2013	$548,493	—	$245,300	$458,720	$103,125	—	$33,070	$1,388,708
Executive Vice President – Store Operations
Michael S. DeFazio[7]	2013	$308,219	—	$67,100	$203,394	$70,313	—	$63,232	$712,258
Senior Vice President – Store Concepts
Dorvin D. Lively[8]	2013	$384,247	—	$451,389	$788,873	—	—	$1,961	$1,626,470
Former Executive Vice President – Chief Financial Officer and Chief Administrative Officer	2012	$660,577	—	$1,224,151	$255,325	—	—	$85,230	$2,225,283
	2011	$445,607	$100,000	$149,999	$49,998	—	—	$36,924	$782,528

Huey P. Long[9]	2013	$432,055	$250,000	$111,500	$309,747	—	—	$793,102	$1,896,404
Former Executive Vice President –Strategy & Consumer Insights
William Nebes III[10]	2013	$252,986	—	$137,221	$256,916	—	$150,613	$623,811	$1,421,547
Former Senior Vice President—Mexico	2012	$451,990	$50,000	$82,674	$43,770	—	$74,344	$33,337	$736,115

(1)	The amounts shown in columns (e) and (f) represent the grant date fair value of awards granted during the fiscal year ended December 31, 2013, in accordance with FASB ASC Topic 718, in connection with restricted stock grants and stock option grants, respectively, and therefore do not include amounts from restricted stock grants and stock option grants made prior to 2013. The valuation methodology and assumptions regarding these grants are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements contained in RadioShack’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2011, 2012 and 2013, filed with the SEC.

(Notes continue on following page)

(2)	The amounts shown in column (g) represent bonuses earned for the fiscal year pursuant to the applicable Annual Bonus Plan, the applicable Long Term Incentive Plan performance cycle and the applicable Q4 Incentive Plan for 2013. These plans are discussed in more detail on pages 33 and 34. No amounts are shown in column (g) for 2013 under the 2013 Annual Bonus Plan and 2011-2013 Long Term Incentive Plan Cycle, respectively, because the applicable minimum thresholds were not achieved.

(3)	The amounts shown in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by RadioShack, determined using an interest rate and a normal retirement age of 65 consistent with the assumptions used in preparing RadioShack’s financial statements and includes amounts the named executive officer may not currently be entitled to receive because such amounts are not vested.

(4)	For more information regarding the amounts included in column (i), please see “All Other Compensation for 2013 (from Summary Compensation Table)” below.

(5)	Mr. Magnacca became Chief Executive Officer of the Company on February 11, 2013. The amount listed in column (d) for Mr. Magnacca represents a sign-on bonus of $1,000,000 and a special bonus in the amount of $300,000 in recognition of completing the build out of the management team, managing AlixPartners to a successful conclusion and development of the concept store.

(6)	Mr. Risch became Executive Vice President – Store Operations of the Company on January 2, 2013.

(7)	Mr. DeFazio became Senior Vice President – Store Concepts of the Company on March 7, 2013.

(8)	Mr. Lively’s retired from the Company effective July 2013.

(9)	Mr. Long ceased being an employee of the Company effective November 2013. The amount listed in column (d) for Mr. Long represents a sign-on bonus. The amount listed in column (i) for Mr. Long includes $712,500 for severance, COBRA premium payments and accrued unpaid vacation paid pursuant to the terms of the Officers’ Severance Program.

(10)	Mr. Nebes retired from the Company effective August 2013. The amount listed in column (i) for 2013 for Mr. Nebes includes $453,077 for severance and COBRA premium payments paid pursuant to the terms of the Officers’ Severance Program.

All Other Compensation for 2013 (from Summary Compensation Table)

The following table provides additional information regarding column (i) (All Other Compensation) of the Summary Compensation Table above.

Name	Company Contributions to Employee Benefit Plans[1]	Perquisites and Other Personal Benefits	Tax Gross-Up Payments	Tax Equalization Payments	Termination Payments	Other[2]	Total All Other Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Joseph C. Magnacca[3]	—	$19,685	—	—	—	$885	$20,570
Telvin P. Jeffries[4]	—	$9,790	—	—	—	$885	$10,675
Troy H. Risch[5]	—	$32,185	—	—	—	$885	$33,070
Michael S. DeFazio[6]	—	$62,512	—	—	—	$720	$63,232
Dorvin D. Lively	—	$1,400	—	—	—	$561	$1,961
Huey P. Long[7]	—	$48,147	—	—	$744,135	$820	$793,102
William Nebes III[8]	$10,200	$41,716	—	$110,373	$460,897	$625	$623,811

(1)	The amounts shown in column (b) represent RadioShack’s contributions allocated in 2013 to the accounts of the named executive officers participating in the RadioShack 401(k) Plan. See “Benefit and Retirement Plans” beginning on page 46.

(2)	The amounts shown in column (g) include premiums paid by RadioShack for an executive life insurance policy for each of the named executive officers.

(3)	The amount shown in column (c) for Mr. Magnacca includes $14,575 for moving expenses and other amounts paid for premiums for executive long-term disability insurance and domestic partner health insurance and payment for an incentive trip and the cost of a guest to attend an event.

(Notes continue on following page)

(4)	The amount shown in column (c) for Mr. Jeffries includes $7,390 for moving expenses and premiums for long-term disability insurance.

(5)	The amount shown in column (c) for Mr. Risch includes $1,126 for moving expenses, $25,000 for relocation pay, and other amounts for COBRA premium reimbursements and premiums for executive long-term disability insurance and payment of expenses for an incentive trip and his wife’s expenses to accompany him on an incentive trip.

(6)	The amount shown in column (c) for DeFazio includes $36,262 for moving expenses, $25,000 for relocation pay, and other amounts for COBRA premium reimbursements and premiums for executive long-term disability insurance.

(7)	The amount shown in column (c) for Mr. Long includes $19,163 for moving expenses, $25,000 for relocation pay, and other amounts for COBRA premium reimbursements and premiums for executive long-term disability insurance. The amount shown in column (f) for Mr. Long represents severance paid pursuant to the Officers’ Severance Program, including severance of $712,500, COBRA premium payments of $19,132 and accrued compensation and benefits of $12,503.

(8)	The amount shown in column (c) for Mr. Nebes includes $25,000 for relocation pay and a housing allowance of $14,622 in connection with his acceptance of a foreign assignment and other amounts for premiums for executive long-term disability insurance and financial consulting. With respect to column (e), it is the Company’s policy, over time, to neutralize any adverse tax effects of its U.S. employees’ foreign assignments by making payments to or on behalf of, and requiring payments from, each employee who accepts such an assignment. The goal of this program is to allow each employee to realize the same after-tax compensation the employee would have realized had the employee not accepted the foreign assignment, and had earned the same compensation for services performed wholly within the United States. For years in which payments under this program to or on behalf of an employee exceed payments from the employee, the amount of the excess is included in column (i) of the Summary Compensation Table and in column (e) of the supplemental table for All Other Compensation for that year with respect to the employee. No amount is included in either table for years in which payments under this program from the employee exceed payments to or on behalf of the employee. In 2013, the payments to or on behalf of Mr. Nebes under this program exceeded payments from Mr. Nebes by $110,373 and therefore that amount is included in column (i) of the Summary Compensation Table above and in column (e) of this All Other Compensation table. The amount shown in column (f) for Mr. Nebes represents severance paid pursuant to the Officers’ Severance Program, including severance of $453,077 and COBRA premium payments of $7,820.

Certain Agreements with Named Executive Officers

Employment Agreement of Mr. Magnacca. In February 2013, Mr. Magnacca and the Company entered into an Employment Agreement (the “Agreement”) that provides his employment terms regarding his position as RadioShack’s Chief Executive Officer. The Agreement provides that Mr. Magnacca would receive a signing bonus of $1,000,000 and an initial base salary of $1,000,000 per year. On February 28, 2013, Mr. Magnacca was granted 500,000 shares of restricted stock and 2,500,000 stock options. The restricted shares and 750,000 stock options vest ratably over three years and 1,750,000 stock options vest immediately if, at any time from February 11, 2013 through their date of expiration, RadioShack’s common stock price closes at or above $5.00 per share for 20 consecutive trading days, assuming continuous employment. In addition, the Agreement provides that Mr. Magnacca will be eligible to participate in the 2013 Annual Bonus Plan with a target bonus of 120% of his base salary and the 2013 Long Term Incentive Plan. Mr. Magnacca is eligible to participate in all benefit plans and to receive all perquisites that RadioShack provides to its senior executives, in accordance with their terms.

Employment Offer Letter of Mr. Risch. In December 2012, Mr. Risch received an offer letter describing his employment terms regarding his position as RadioShack’s Executive Vice President – Store Operations. The letter provided Mr. Risch would receive an initial base salary of $550,000 per year. On January 2, 2013, Mr. Risch was granted 110,000 shares of restricted stock and 165,000 stock options. The restricted shares and stock options vest ratably over three years, assuming continuous employment. In addition, the letter provided that Mr. Risch will be eligible to participate in the 2013 Annual Bonus Plan with a target bonus of 75% of his base salary and the 2013 Long Term Incentive Plan. Mr. Risch is eligible to participate in all benefit plans and to receive all perquisites that RadioShack provides to its senior executives, in accordance with their terms. RadioShack also reimbursed Mr. Risch for his COBRA premium cost until he became eligible for coverage under RadioShack’s health insurance policy.

Employment Offer Letter of Mr. DeFazio. In March 2013, Mr. DeFazio received an offer letter describing his employment terms regarding his position as RadioShack’s Senior Vice President – Store Concepts. The letter provided Mr. DeFazio would receive an initial base salary of $375,000 per year. On March 13, 2013, Mr. DeFazio was granted 20,000 shares of restricted stock and 20,000 stock options. The restricted shares and stock options vest ratably over three years, assuming continuous employment. In addition, the letter provided that Mr. DeFazio will be eligible to participate in the 2013 Annual Bonus Plan with a target bonus of 75% of his base salary and the 2013 Long Term Compensation Plan. Mr. DeFazio is eligible to participate in all benefit plans and to receive all perquisites that RadioShack provides to its senior executives, in accordance with their terms.

Grants of Plan-Based Awards for 2013

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[5]			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards[6]	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
Joseph C. Magnacca
Annual Incentive Bonus Plan	—	—	$300,000	$1,200,000	$1,800,000	—	—	—	—	—
Long Term Incentive Plan	—	—	$375,000	$1,500,000	$3,000,000	—	—	—	—	—
Option Award[1]	02/28/13		—	—	—	—	750,000	$3.00	$3.00	$1,162,350
Option Award[1]	02/28/13		—	—	—	—	1,750,000	$3.00	$3.00	$2,926,350
Restricted Stock Award[1]	02/28/13		—	—	—	500,000	—	—	$3.00	$1,560,000
Option Award[4]	05/16/13		—	—	—	—	648,088	$4.13	$4.15	$674,919
Telvin P. Jeffries
Annual Incentive Bonus Plan	—	—	$93,750	$375,000	$562,500	—	—	—	—	—
Long Term Incentive Plan	—	—	$125,000	$500,000	$1,000,000	—	—	—	—	—
Option Award[2]	02/28/13		—	—	—	—	186,712	$3.12	$3.00	$300,942
Restricted Stock Award[2]	02/28/13		—	—	—	96,451	—	—	$3.00	$300,927
Option Award[4]	05/16/13		—	—	—	—	216,029	$4.13	$4.15	$224,973
Troy Risch
Annual Incentive Bonus Plan	—	—	$103,125	$412,500	$618,750	—	—	—	—	—
Long Term Incentive Plan	—	—	$137,500	$550,000	$1,100,000	—	—	—	—	—
Option Award[3]	01/02/13		—	—	—	—	165,000	$2.23	$2.21	$211,250
Restricted Stock Award[3]	01/0213		—	—	—	110,000	—	—	$2.21	$245,300
Option Award[4]	05/16/13		—	—	—	—	237,632	$4.13	$4.15	$247,470

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[5]			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards[6]	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum
Michael S. DeFazio
Annual Incentive Bonus Plan	—	—	$70,313	$281,250	$421,875	—	—	—	—	—
Long Term Incentive Plan	—	—	$93,750	$375,000	$750,000	—	—	—	—	—
Option Award[3]	03/13/13		—	—	—	—	20,000	$3.355	$3.34	$34,664
Restricted Stock Award[3]	03/13/13		—	—	—	20,000	—	—	$3.34	$67,100
Option Award[4]	05/16/13		—	—	—	—	162,022	$4.13	$4.15	$168,730
Dorvin D. Lively
Annual Incentive Bonus Plan	—	—	—	—	—	—	—	—	—	—
Long Term Incentive Plan	—	—	—	—	—	—	—	—	—	—
Option Award[2]	02/28/13		—	—	—	—	280,068	$3.12	$3.00	$451,414
Restricted Stock Award[2]	02/28/13		—	—	—	144,676	—	—	$3.00	$451,389
Option Award[4]	05/16/13		—	—	—	—	324,044	$4.13	$4.15	$337,459
Huey P. Long
Annual Incentive Bonus Plan	—	—	—	—	—	—	—	—	—	—
Long Term Incentive Plan	—	—	—	—	—	—	—	—	—	—
Option Award[3]	01/02/13		—	—	—	—	75,000	$2.23	$2.21	$96,023
Restricted Stock Award[3]	01/02/13		—	—	—	50,000	—	—	$2.21	$111,500
Option Award[4]	05/16/13		—	—	—	—	205,228	$4.13	$4.15	$213,724
William Nebes III
Annual Incentive Bonus Plan	—	—	—	—	—	—	—	—	—	—
Long Term Incentive Plan	—	—	—	—	—	—	—	—	—	—
Option Award[2]	02/28/13		—	—	—	—	85,141	$3.12	$3.00	$137,230
Restricted Stock Award[2]	02/28/13		—	—	—	43,981	—	—	$3.00	$137,221
Option Award[4]	05/16/13		—	—	—	—	114,928	$4.13	$4.15	$119,686

(1)	The equity awards granted to Mr. Magnacca on February 28, 2013 were made outside the RadioShack Corporation 2009 Incentive Stock Plan as “employment inducement awards” as that term is used in the NYSE Listed Company Manual. For administrative convenience, the awards will be governed by the terms of the 2009 Incentive Stock Plan as modified by the separate award agreements. 375,000 of the options will vest on each of the second and third anniversaries of the date of grant. The remaining 1,750,000 options will vest immediately if the Company’s stock price closes at or above $5.00 for 20 consecutive trading days at any time prior to the options’ expiration date, which is seven years after the date of grant. The strike price for Mr. Magnacca’s option shares is the closing price on the date of grant, as per Mr. Magnacca’s Agreement with the Company. Mr. Magnacca’s restricted share award will vest ratably over three years, assuming continuous employment.

(2)	The number of options and shares of restricted stock awarded on February 28, 2013, to the officers, other than Mr. Magnacca, was based on the average of the fair market values of a share of RadioShack common stock on the 15 trading days immediately preceding the grant date. The awards were granted under the 2009 Incentive Stock Plan and will vest ratably over three years, assuming continuous employment. For persons who continue to serve as employees of RadioShack, the stock options granted will expire seven years after the date of grant.

(3)	The equity awards granted to Messrs. Risch, DeFazio and Long were granted in amounts agreed upon prior to employment, and were approved by the MD&C Committee prior to grant. The awards were granted under the 2009 Incentive Stock Plan and will vest ratably over three years, assuming continuous employment. If grantee is still employed by RadioShack, the stock options granted will expire seven years after the date of grant.

(4)	The stock options awarded on May 16, 2013 were granted under the RadioShack Corporation 2013 Omnibus Incentive Plan. Assuming continuous employment, the options will vest as to from 0% to 100% of the option shares awarded based upon the Company’s total shareholder return as discussed beginning on page 43 under Long Term Incentive Plan for Executive Officers. For persons who continue to serve as employees of RadioShack, the stock options will expire seven years after the date of grant.

(5)	The amounts shown in columns (d), (e) and (f) reflect the Annual Incentive Bonus Plan and Long Term Incentive Plan. No amounts were paid under either Plan for 2013.

(6)	With the exception of Mr. Magnacca’s option award dated February 28, 2013, all options were awarded with a per share exercise price equal to the fair market value of a share of RadioShack common stock (the average of the high and low sales prices of a share of RadioShack common stock) on the date of grant.

The following table lists the stock options and restricted stock awards outstanding for our named executive officers at the end of 2013. Columns (b) through (e) provide information about outstanding stock options. Columns (f) and (g) list information about awards of restricted stock that had not vested as of December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End 2013

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested[1]
	Exercisable	Unexercisable
Joseph C. Magnacca	—	2,500,000	[2]	$3.00	02/28/2020	—		—
	—	648,088	[3]	$4.13	05/16/2020	—		—
	—	—		—	—	500,000	[4]	$1,300,000
Telvin P. Jeffries	—	186,712	[5]	$3.12	02/28/2020	—		—
	—	216,029	[3]	$4.13	05/16/2020	—		—
	—	—		—	—	83,334	[6]	$216,668
	—	—		—	—	96,451	[7]	$250,773
Troy H. Risch	—	165,000	[8]	$2.23	01/02/2020	—		—
	—	237,632	[3]	$4.13	05/16/2020	—		—
	—	—		—	—	110,000[9]		$286,000
Michael S. DeFazio	—	20,000	[10]	$3.355	03/13/2020	—		—
	—	162,022	[3]	$4.13	05/16/2020	—		—
	—	—		—	—	20,000	[11]	$52.000
Dorvin D. Lively[12]	11,122	—		$12.64	07/20/2016	—		—
	107,239	—		$7.235	07/20/2016	—		—
Huey P. Long	—	—		—	—	—		—
William Nebes III[13]	20,000	—		$11.845	08/31/2016	—		—
	18,384	—		$7.235	08/31/2016	—		—

(1)	For purposes of determining the fair market value of unvested shares, this table was prepared based on the December 31, 2013 closing price of RadioShack common stock on the New York Stock Exchange of $2.60.

(2)	These options will vest and become exercisable as follows: 375,000 shares will vest on each of February 28, 2015 and February 28, 2016, and the remaining 1,750,000 option shares will vest at any time during the life of the option if the Company’s stock price closes at or above $5.00 per share for 20 consecutive trading days.

(3)	These options will vest at the end of a “Performance Cycle” beginning January 1, 2013 and lasting through December 31, 2015. The options will vest in an amount from 0% to 100% of the of the option shares awarded based upon the Company’s total shareholder return as discussed beginning on page 43 under Long Term Incentive Plan for Executive Officers.

(4)	These shares of restricted stock vested or will vest as follows: 166,666 shares on February 28, 2014, and 166,667 on each of February 28, 2015 and February 28, 2016.

(5)	These options vested or will vest, and became or will become exercisable as follows: 62,237 shares on each of February 28, 2014 and February 28, 2015, and 62,238 shares on February 28, 2016.

(6)	These shares of restricted stock vested or will vest as follows: 41,667 on each of and August 1, 2014 and August 1, 2015.

(7)	These shares of restricted stock vested or will vest as follows: 32,150 shares on each of February 28, 2014 and February 28, 2015, and 32,151 on February 28, 2016.

(8)	These options vested or will vest, and became or will become exercisable as follows: 55,000 shares on each of January 2, 2014, January 2, 2015, and January 2, 2016.

(9)	These shares of restricted stock vested or will vest as follows: 36,666 shares on January 2, 2014, and 36,667 on each of January 2, 2015 and January 2, 2016.

(10)	These options vested or will vest, and became or will become exercisable as follows: 6,666 shares on March 13, 2014, and 6,667 on each of March 13, 2015 and March 13, 2016.

(11)	These shares of restricted stock vested or will vest as follows: 6,666 shares on March 13, 2014, and 6,667 shares on each of March 13, 2015 and March 13, 2016.

(12)	Due to his retirement effective July 2013, Mr. Lively’s options remain exercisable through the earlier of their original expiration date or July 20, 2016.

(13)	Due to his retirement effective August 2013, Mr. Nebes’s options remain exercisable through the earlier of their original expiration date or August 31, 2016.

The following table lists shares of RadioShack common stock that were acquired by our named executive officers during 2013 through the exercise of stock options or the vesting of restricted stock. The value realized on vesting in column (e) below is equal to the average of the high and low sales prices of a share of RadioShack common stock on the New York Stock Exchange on the date of vesting multiplied by the number of shares acquired on vesting.

Option Exercises and Stock Vested for 2013

Name	Options Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joseph C. Magnacca	—	—	—	—
Telvin P. Jeffries	—	—	30,271	$85,516
Troy H. Risch	—	—	—	—
Michael S. DeFazio	—	—	—	—
Dorvin D. Lively	—	—	331,398	$977,624
Huey P. Long	—	—	—	—
William Nebes III	—	—	41,450	$138,290

Pension Benefits for 2013

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]	Payments During Last Fiscal Year
Joseph C Magnacca	—	—	—	—
Telvin P. Jeffries	—	—	—	—
Troy H. Risch
Michael DeFazio	—	—	—	—
Dorvin D. Lively
Huey P. Long		—	—	—
Williams Nebes III	Supplemental Executive Retirement Plan	5.09	$386,251	$0

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 2.77%, no projected salary increases, a 10-year certain form of payment, and a normal retirement age of 65. This discount rate was developed using a cash-flow matching technique, where cash flows from the SERP were matched against the Citigroup Pension Liability Discount Curve, and an internal rate of return of 2.77% was calculated. The accumulated benefits in this column equal the single sum value of the annuity earned as of December 31, 2013. No mortality rate is utilized as plan benefits are not affected by post-retirement mortality.

Potential Payment Obligations upon Termination of Employment or Change in Control

RadioShack has certain agreements, programs and plans that provide, under certain conditions, for payments and benefits to our named executive officers upon termination of employment as a result of various causes or following a change in control of RadioShack (as these are defined in the agreements, programs and plans).

Officers’ Severance Program

RadioShack’s Officers’ Severance Program (the “Officers’ Severance Program”) applies to each of our currently employed named executive officers.

Benefits under the Officers’ Severance Program are based on the named executive officer’s tenure and seniority level with RadioShack. With respect to each of our named executive officers, if such officer’s employment is terminated for any reason other than death, disability or cause, or if such officer terminates his employment for good reason, the officer would receive the equivalent of 12 months or 18 months of his base salary, plus one month per year of service (up to a maximum of 18 months or two years) in a lump-sum payment. Additionally, such officer would receive outplacement services and a lump-sum payment for COBRA coverage for one year.

No benefits are payable under the Officers’ Severance Program if a named executive officer terminates his employment without good reason or if the employment of the officer is terminated as a result of death, disability, or cause.

To receive severance benefits under the Officers’ Severance Program, a named executive officer eligible for benefits must agree, for the duration of the severance payments, not to solicit or interfere with RadioShack’s employees and customers. The duration of these restrictions for our named executive officers ranges from 18 months to 24 months, depending on the tenure and title of the officer. The officer is also required to enter into an agreement containing certain non-disparagement and confidentiality obligations to RadioShack. The duration of these obligations is indefinite. Prior to any benefits being provided under the Officers’ Severance Program, the named executive officer must execute a general release in favor of RadioShack. Finally, no rights under the agreement or the release can be waived unless both parties agree in a signed written instrument.

A named executive officer may be entitled to receive benefits under the Officers’ Severance Program and the Termination Protection Plan (Level I), without duplication of benefits, where his employment is terminated no more than 12 months prior to or within 24 months following a change in control and his benefits under the Officers’ Severance Program would be greater than his benefits under the Termination Protection Plan (Level I). However, the benefits the officer would receive under the Termination Protection Plan (Level I) would reduce the benefits he or she would receive under the Officers’ Severance Program.

Supplemental Executive Retirement Plan

None of our named executive officers were participants in the SERP as of December 31, 2013 except Mr. Nebes, who retired in August 2013. Under the terms of the SERP, beginning in March 2014, Mr. Nebes will receive 120 equal monthly payments for a total of $327,814. For additional information regarding the SERP, see “Supplemental Executive Retirement Plan” on page 47.

The SERP provides for death and retirement benefits. These benefits are generally paid in 120 equal monthly installments, beginning on the first business day of the seventh month following the participant’s retirement date. Generally, no benefits are paid under the SERP where a SERP participant retires prior to the age of 55 or at or after the age of 75, and a reduced SERP benefit is paid where the SERP participant retires at or after the age of 55 but prior to the age of 65.

In the event a SERP participant’s employment is terminated for cause, no benefits would be paid to the participant under the SERP. In the event a SERP participant’s employment is terminated without cause on or following age 55, the SERP benefits, which will be calculated as set forth in the SERP based on the participant’s age, would be paid in 120 equal monthly installments beginning on the first business day of the seventh month following the participant’s termination date. Upon the death of the participant at or prior to age 65, the participant’s designated beneficiaries would be entitled to receive the participant’s normal SERP benefit, paid in 120 equal monthly payments beginning on the first business day of the seventh month following the participant’s death. Upon a participant’s death within one year following the participant’s involuntary termination, the participant’s designated beneficiary would also be entitled to the SERP benefit described in the previous sentence to the extent SERP benefits vest or become payable under the SERP in connection with a change in control (as defined in the SERP).

In the event of a change in control, a SERP participant would become vested in the maximum amount payable at age 65 under the SERP, subject to reduction if the change in control occurs after the participant reaches age 65 and the participant has not retired by that time. The SERP benefit that becomes vested in connection with a change in control would be payable in one lump-sum payment on the participant’s termination date, provided that the participant’s termination of employment occurs within two years following a change in control (except that if necessary to comply with deferred compensation regulations under the Internal Revenue Code, the payment would instead be made on the first business day of the seventh month following his termination, or if the participant dies during this six-month period, upon the participant’s death). The lump-sum payment would be equal to the present value of the normal SERP benefit.

To receive benefits under the SERP, a participant must undertake a non-competition obligation to RadioShack through the period ending one year after cessation of payment of benefits.

Executive Deferred Compensation Plan

Participants in the EDCP are permitted to defer the receipt of salary, annual bonus, and long-term incentive awards. The Company makes no matching contributions to the EDCP. None of the named executive officers participated in the EDCP in 2013. If a participant’s employment is terminated for any reason prior to the participant reaching age 55 or in the event of a change in control, the participant’s entire balance would be paid to the participant or the participant’s beneficiary in a lump-sum as provided in the EDCP. For more information regarding the EDCP, see “Benefit and Retirement Plans” beginning on page 46.

Termination Protection Plan (Level I)

All of our currently employed named executive officers are participants in RadioShack’s Termination Protection Plan (Level I). This plan may be terminated by RadioShack under certain specified circumstances.

If no change in control has occurred or is threatened, and the participant’s employment is terminated for any reason, no benefits are payable under this plan.

If, within 24 months following a change in control, a participant’s employment is terminated by the Company for cause, by the participant without good reason, or due to the death, disability or retirement of the participant, the participant would receive his accrued compensation (which would be equal to all unpaid amounts earned or accrued through the termination date, including base salary, reimbursement for any expenses incurred on behalf of RadioShack, vacation pay if required by law, and bonuses and incentive compensation (other than the pro rata bonus described in the following sentence)). The participant would also be entitled to a pro rata portion of his highest annual bonus for any of the three full fiscal years ended immediately prior to the change in control, unless he or she had been terminated for cause.

If a participant’s employment is terminated within the 24-month period following a change in control without cause, within the 12-month period before a change in control (in limited circumstances), or if the participant terminated employment for good reason, under the plan the participant would receive, in addition to the accrued compensation and the pro rata bonus described above, the following in a single lump-sum cash payment:

•	an amount equal to the participant’s annual salary at the termination date (or, if higher, the highest rate in effect during the 90-day period prior to the change in control),

•	an amount equal to the participant’s highest annual bonus for any of the three full fiscal years ended immediately prior to the change in control, and

•	an amount equal to 30% of the participant’s annual salary, in lieu of additional benefits.

This plan also provides that to receive benefits, a participant must (i) sign a release of all claims against RadioShack, (ii) agree not to disparage RadioShack, (iii) sign a confidentiality agreement, and (iv) agree not to solicit or interfere with employees or customers of RadioShack for twelve months following the termination date. The obligations under (ii) and (iii) above are of indefinite duration. Finally, no rights under the agreement or the release can be waived unless both parties agree in a signed written instrument.

Certain Definitions

The definitions of “cause,” “good reason,” and “change in control” vary among the Officers’ Severance Program, the Termination Protection Plan (Level I) and the SERP.

In very general terms, in the Officers’ Severance Program and Termination Protection Plan (Level I), “cause” includes an executive officer’s felony conviction, failure to perform his duties or, in the case of the Termination Protection Plan (Level I), engaging in conduct demonstrably and materially injurious to RadioShack. “Cause” under the Officers’ Severance Program also includes illegal conduct, acts of dishonesty, financial impropriety or gross misconduct injurious to RadioShack, certain criminal convictions and certain violations of RadioShack’s code of ethics or the executive officer’s fiduciary duties. Under the SERP, a termination due to the executive officer’s dishonesty, fraudulent conduct or indictment for a felony crime involving moral turpitude is treated like a termination for cause.

“Good reason” is defined in the Officers’ Severance Program and the Termination Protection Plan (Level I) to include, in very general terms, a reduction (or material reduction) in the executive officer’s duties or responsibilities and certain reductions in his compensation. The Termination Protection Plan (Level I) also defines “good reason” to include RadioShack’s failure to obtain the agreement of any successor or assignee to assume RadioShack’s obligations under the applicable agreement or plan.

In very general terms, “change in control” means, for purposes of the Termination Protection Plan (Level I), the 2009 Incentive Stock Plan, the 2013 Omnibus Incentive Plan and the SERP:

•

subject to certain exceptions, an acquisition by a person of 15% (25% in the case of the 2013 Omnibus Incentive Plan) or more of the combined voting power of RadioShack’s then outstanding voting securities (excluding acquisitions by RadioShack, its subsidiaries and their employee benefit plans and Non-Control Transactions (as defined below));

•

the individuals who are members of RadioShack’s board of directors (the “Incumbent Board”) ceasing to constitute at least two-thirds (a majority in the case of the 2013 Omnibus Incentive Plan) of the board; provided that if the election or nomination for election by RadioShack’s shareholders of any new director was approved by a vote of at least two-thirds (a majority in the case of the 2013 Omnibus Incentive Plan) of the Incumbent Board, such new director shall be considered a member of the Incumbent Board (subject to certain exceptions in connection with the settlement of any proxy contest);

•	a merger, consolidation, reorganization or other business combination transaction with or into RadioShack or in which securities of RadioShack are issued, unless:

(a)	the shareholders of RadioShack immediately before such transaction own at least 60% of the combined voting power of the outstanding voting securities of the surviving corporation following the transaction in substantially the same proportion as before the transaction;

(b)	the members of the Incumbent Board immediately prior to execution of the agreement providing for the transaction constitute at least two-thirds (a majority in the case of the 2013 Omnibus Incentive Plan) of the members of the board of directors of the surviving corporation; or

(c)	no person other than RadioShack, any subsidiary, their employee benefit plans or any person who, immediately prior to such transaction, had 15% (25% in the case of the 2013 Omnibus Incentive Plan) or more of the combined voting power of RadioShack’s then outstanding voting securities have beneficial ownership of 15% (25% in the case of the 2013 Omnibus Incentive Plan) or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

(the exceptions in the preceding clauses (a), (b), and (c) being called “Non-Control Transactions”);

•	a complete liquidation and dissolution of RadioShack; or

•	most sales of substantially all of RadioShack’s assets.

Incentive Stock Plans

Our named executive officers have received grants of stock options and restricted stock under the RadioShack Corporation 2009 Incentive Stock Plan and 2013 Omnibus Incentive Plan. If a named executive officer’s employment with RadioShack were terminated as a result of cause, the officer’s stock options would immediately be forfeited and cancelled. Additionally, if a named executive officer terminated his employment for any reason (other than retirement), or if his employment were terminated, the executive’s stock options would expire three months after the date of termination (or the expiration date of the option, whichever was earlier).

If a named executive officer’s employment were to terminate as a result of death or disability, the officer’s stock options would expire three years after the date of death or disability (or the expiration date of the option, whichever is earlier). Also in the event of death or disability, all unvested stock options would vest immediately. If a named executive officer were to retire from RadioShack at age 55 years or older, the officer’s stock options would expire three years after the date of retirement or the date of expiration of the option, whichever is earlier. Also in the event of retirement of an officer at age 55 years or older, all unvested options held for 12 months or more would vest immediately.

If a named executive officer’s employment were to terminate for any reason other than death, disability, retirement, or in connection with a change in control all unvested shares of restricted stock would be forfeited. All restricted shares would vest immediately if the executive’s employment were terminated due to retirement (at age 55 years or older), or if the executive died or became disabled. Restricted shares may also vest immediately should there be a change in control.

Annual Bonus Plan

All of our currently-employed named executive officers were participants in RadioShack’s 2013 Annual Bonus Plan. Generally, if prior to the payment of a bonus, a named executive officer’s employment had been terminated for any reason other than by death, disability or retirement, the officer would not have been entitled to any bonus under the program. If a named executive officer dies, experiences a termination of employment due to disability, or retires at age 55 years or older prior to the end of the award period, the participant or his beneficiary will receive a pro-rated bonus as set forth in the program. No benefits would have been payable under the program in the event of a change in control. Benefits would, however, have been payable in the event of a change in control to our named executive officers in accordance with the Termination Protection Plan (Level I).

Long Term Incentive Plan

Our named executive officers have generally been participants in our Long Term Incentive Plan. All currently employed named executive officers are participants in the 2013 Long Term Incentive Plan performance cycle. If, prior to payment of the award, a named executive officer’s employment was terminated for any reason other than by death, disability or retirement, the officer would not be entitled to any incentive under the plan. If a named executive officer were to die, experience a termination of employment due to disability, or retire at age 55 years or older prior to the end of a performance cycle, the participant or his beneficiary would receive a pro rata bonus as set forth in the plan. No benefits would be payable under the plan in the event of a change in control. Benefits would, however, be payable to our named executive officer in accordance with the Termination Protection Plan (Level I).

Potential Payments upon Termination of Employment or Change in Control at December 31, 2013

Pursuant to Item 402(j) of SEC Regulation S-K, the following tables set forth the estimated amounts that would have been payable to each of our named executive officers, except Ms. Etlin, under the following plans or agreements if a termination of employment had occurred on December 31, 2013 under the specified triggering events. Ms. Etlin was not an employee of RadioShack on December 31, 2013, and therefore is not entitled to any payments under the following plans or agreements. The December 31, 2013 per share closing price of RadioShack common stock on the New York Stock Exchange was $2.60.

Joseph C. Magnacca

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause		For Good Reason or Without Cause in the Event of a Change in Control
Agreement[1]	—	—	$1,508,250	[2]	$5,733,031
Annual Bonus Program	—	—	—		—
Long Term Incentive Plan	—	—	—		—
Stock Options[3]	—	—	—		—
Restricted Stock[4]	$1,300,000	$1,300,000	—		—
Executive Life Insurance and Long-Term Disability Insurance[5]	$602,390	$372,390	—		—
Total	$1,902,390	$1,672,390	$1,508,250		$5,733,031

(1)

Mr. Magnacca’s benefits under the terms of his Agreement, other than his accrued compensation and benefits, would have been paid in a lump sum on the 60th day following the date of termination of employment.

(2)	The amount shown includes $8,250 for RadioShack’s cost of outplacement services to be provided under the Agreement.

(3)	Represents accelerated vesting, under each scenario, of the unvested options held by Mr. Magnacca as of December 31, 2013. The per share exercise price of all of Mr. Magnacca’s unvested options was higher than $2.60, the per share closing price of RadioShack common stock on December 31, 2013.

(4)	Represents accelerated vesting, under each scenario, of unvested restricted stock held by Mr. Magnacca as of December 31, 2013.

(5)	Represents the proceeds that would have been payable to Mr. Magnacca’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Magnacca ($590,000) and the annual maximum amount that Mr. Magnacca would have been entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Magnacca ($360,000) and COBRA benefits in the amount of $12,390 (12 months).

Telvin P. Jeffries

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	For Good Reason or Without Cause in the Event of a Change in Control
Officers’ Severance Program[1]	—	—	$818,961	—
Termination Protection Plan (Level I)[2]	—	—	—	$950,000
Annual Bonus Program	—	—	—	—
Long Term Incentive Plan	—	—	—	—
Stock Options[3]	—	—	—	—
Restricted Stock[4]	$467,441	$467,441	—	—
Executive Life Insurance and Long-Term Disability Insurance[5]	$590,000	$300,000	—	—
Total	$1,057,441	$767,441	$818,961	$950,000

(1)

Mr. Jeffries’s benefits under the Officers’ Severance Program would have been paid in a lump-sum on the earlier of the 60th day following Mr. Jeffries’s separation from service or his death. The amount shown includes an aggregate of $19,400 for COBRA premium payments and $8,250 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be paid to Mr. Jeffries under the Officers’ Severance Program would have been less than the amount Mr. Jeffries would have been entitled to receive under the Termination Protection Plan (Level I), in the event of a change in control Mr. Jeffries would have received payment only under the Termination Protection Plan (Level I).

(3)	Represents accelerated vesting, under each proposed scenario, of the unvested options held by Mr. Jeffries as of December 31, 2013. The per share exercise price of all of Mr. Jeffries’s unvested options was higher than $2.60, the per share closing price of RadioShack common stock on December 31, 2013.

(4)	Represents accelerated vesting, under each proposed scenario, of shares of restricted stock held by Mr. Jeffries as of December 31, 2013.

(5)	Represents the proceeds that would have been payable to Mr. Jeffries’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Jeffries ($590,000) and the annual maximum amount that Mr. Jeffries would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Jeffries ($300,000).

Troy H. Risch

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	For Good Reason or Without Cause in the Event of a Change in Control
Officers’ Severance Program[1]	—	—	$852,174	$852,174
Termination Protection Plan (Level I)[2]	—	—	—	—
Annual Bonus Program	—	—	—	—
Long Term Incentive Plan	—	—	—	—
Stock Options[3]	$61,050	$61,050	—	—
Restricted Stock[4]	$286,000	$286,000	—	—
Executive Life Insurance and Executive Long-Term Disability Insurance [5]	$590,000	$330,000	—	—
Total	$937,050	$677,050	$852,174	$852,174

(1)

Mr. Risch’s benefits under the Officers’ Severance Program would have been paid in a lump-sum on the earlier of the 60th day following Mr. Risch’s separation from service or his death. The amount shown includes an aggregate of $18,924 for COBRA premium payments for 12 months and $8,250 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be paid to Mr. Risch under the Officers’ Severance Program would have been more than the amount Mr. Risch would have been entitled to receive under the Termination Protection Plan (Level I), in the event of a change in control Mr. Risch would have received payment only under the Officers’ Severance Program.

(3)	Represents accelerated vesting, under each proposed scenario, of the unvested options held by Mr. Risch as of December 31, 2013.

(4)	Represents accelerated vesting, under each proposed scenario, of unvested restricted stock held by Mr. Risch as of December 31, 2013.

(5)	Represents the proceeds that would be payable to Mr. Risch’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Risch ($590,000) and the annual maximum amount that Mr. Risch would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Risch ($330,000).

Michael S. DeFazio

Plans	Termination Event
	Death	Disability	For Good Reason or Without Cause	For Good Reason or Without Cause in the Event of a Change in Control
Officers’ Severance Program[1]	—	—	$577,325	$577,325
Termination Protection Plan (Level I)[2]	—	—	—	—
Annual Bonus Program	—	—	—	—
Long Term Incentive Plan	—	—	—	—
Stock Options[3]	—	—	—	—
Restricted Stock[4]	$52,000	$52,000	—	—
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	$590,000	$225,000	—	—
Total	$642,000	$277,000

(1)

Mr. DeFazio’s benefits under the Officers’ Severance Program would have been paid in a lump-sum on the earlier of the first business day of the 60th day following his separation from service or his death. The amount shown includes an aggregate of $8,075 for COBRA premium payments and $6,750 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be paid to Mr. DeFazio under the Officers’ Severance Program would have been more than the amount he would have been entitled to receive under the Termination Protection Plan (Level I), in the event of a change in control Mr. DeFazio would have received payment only under the Officers’ Severance Program.

(3)	Represents accelerated vesting, under each proposed scenario, of certain unvested options held by Mr. DeFazio as of December 31, 2013. The per share exercise price of all of Mr. DeFazio’s unvested options was higher than $2.60, the per share closing price of RadioShack common stock on December 31, 2013.

(4)	Represents accelerated vesting, under each proposed scenario, of unvested shares of restricted stock held by Mr. DeFazio as of December 31, 2013.

(5)	Represents the proceeds that would be payable to Mr. DeFazio’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. DeFazio ($590,000) and the annual maximum amount that Mr. DeFazio would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. DeFazio ($225,000).

The amounts in the tables above do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

These include:

•	accrued and unpaid salary and bonus,

•	distributions of balances under the RadioShack 401(k) Plan, and

•	the value of option continuation upon retirement, death or disability.

Benefits to Certain Former Executive Officers upon Termination of Employment

Mr. Long. In connection with his termination of employment effective November 2013, Mr. Long received benefits pursuant to the Officers’ Severance Program. Mr. Long received a severance amount of $712,500 for severance and $12,503 for accrued unused vacation and $19,132 for payment of COBRA premiums. Mr. Long received $500,000 of this amount in 2013 and will receive the balance of $244,135 after June 1, 2014. In addition, Mr. Long received one year of outplacement assistance. Mr. Long and the Company entered into a Confidentiality, Non-solicitation and General Release Agreement dated November 29, 2013, which contains non-competition and non-solicitation restrictions that have a term of approximately 18 months.

Mr. Nebes. In connection with his ceasing employment effective August 31, 2013, Mr. Nebes received benefits pursuant to the Officers’ Severance Program. Mr. Nebes received a lump-sum payment that included $453,077 for severance and $7,820 for COBRA premiums. In addition, Mr. Nebes received one year of outplacement assistance. Mr. Nebes and the Company entered into a Confidentiality, Nonsolicitation and General Release Agreement dated August 12, 2013, which contains non-competition and non-solicitation restrictions that have a term of approximately 13 months.

COSTS OF SOLICITATION

We bear all expenses incurred in connection with the solicitation of proxies for the annual meeting of shareholders. In addition, we have engaged D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee of $13,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our directors, officers and employees may also solicit proxies by mail, electronically, facsimile, telephone and personal contact. They will not receive any additional compensation for these activities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR DIRECTORS FOR THE 2015 ANNUAL MEETING

Shareholder Proposals

We must receive proposals of shareholders intended to be presented at the 2015 annual meeting of shareholders on or before December 26, 2014, for the proposals to be eligible for inclusion in our proxy statement and proxy relating to that meeting. These written proposals should be sent to the Corporate Secretary at Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102.

With respect to shareholder proposals for the 2015 annual meeting that are not to be included in the proxy statement, these proposals must be received by the Corporate Secretary of RadioShack at the above address no earlier than February 3, 2015 and no later than March 5, 2015.

Nominations for Election as Director

In accordance with RadioShack’s bylaws and Corporate Governance Framework, as well as applicable law, nominations for the election of directors may be made by the board, by the Corporate Governance Committee of the board, or by any shareholder generally eligible to vote in the election of directors.

Shareholders who wish to nominate persons for election as directors at the 2015 annual meeting must give written notice of their intention to make a nomination to the Corporate Secretary of RadioShack at the above address no earlier than February 3, 2015 and no later than March 5, 2015. The notice must set forth:

•	the name and address, as they appear on RadioShack’s records, of the shareholder making the nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination is made,

•	the number of shares of RadioShack common stock owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made,

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have with the nominee,

•	any other information regarding the nominee that would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules,

•	the written consent of the nominee to be named in the proxy statement and to serve as a director if elected,

•	as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is being made,

•	the name and address of the shareholder as they appear on RadioShack’s books, and the name and address of the beneficial owner,

•	the class and number of shares of RadioShack common stock owned of record by the shareholder, and beneficially held by the beneficial owner, as of the date of the notice,

•

the agreement of the shareholder to notify RadioShack within five business days after the record date for the meeting as to the class and number of shares of RadioShack common stock owned of record by the shareholder, and beneficially held by the beneficial owner, on the record date, and

•	the shareholder’s representation that the shareholder or the beneficial owner intends to appear in person or by proxy at the meeting to propose such nomination,

•	as to the shareholder giving notice or, if the notice is being given on behalf of a beneficial owner on whose behalf the nomination is being made, as to such beneficial owner,

•

the class and number of shares of RadioShack common stock beneficially owned by the shareholder or the beneficial owner as of the date of the notice, and the agreement of the shareholder to notify RadioShack within five business days after the record date for the meeting as to the class and number of shares of RadioShack common stock beneficially owned by the shareholder or beneficial owner on the record date,

•

a description of any agreement, arrangement or understanding with respect to the nomination between or among the shareholder, beneficial owner and any other person, and the agreement of the shareholder to notify RadioShack within five business days after the record date for the meeting of any such agreement, arrangement or understanding as of the record date,

•

a description of any agreement, arrangement or understanding that has been entered into as of the date of the notice by, or on behalf of, such shareholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of RadioShack stock, or increase or decrease the voting power of the shareholder or beneficial owner with respect to shares of RadioShack stock, and the agreement of the shareholder to notify RadioShack within five business days after the record date for the meeting of any such agreement, arrangement or understanding as of the record date, and

•	such other information as RadioShack may require in order to determine the eligibility of the person to serve as a director.

Each board nominee will be subject to an independent background investigation as part of the nomination process.

The board has delegated the responsibility for evaluating potential board nominees to the Corporate Governance Committee. The committee will consider director candidates recommended by shareholders in accordance with the procedures described above and in RadioShack’s Corporate Governance Framework. Candidates must be highly qualified and exhibit both an interest in serving and a willingness to serve on the board. In addition, candidates should take into consideration the characteristics described beginning on page 20. Candidates must represent the interests of all shareholders and not those of a special interest group. The committee, after reviewing nominees under the procedures and standards established in its charter and RadioShack’s Corporate Governance Framework, will propose a slate of nominees for election to the board at RadioShack’s annual meeting of shareholders. The board will review and approve the final slate of nominees to submit to the shareholders for election.

By Order of the Board of Directors,

ROBERT C. DONOHOO
Vice President, General Counsel and Corporate Secretary

April 25, 2014

RADIOSHACK CORPORATION
300 RADIOSHACK CIRCLE
MAIL STOP CF4-324
FORT WORTH, TX 76102

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

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02 0000000000

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JOB #

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SHARES
CUSIP #
SEQUENCE #

0000211586_1 R1.0.0.51160

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (EDT) the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (EDT) the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors 1a. Robert E. Abernathy

1b. Frank J. Belatti 1c. Julie A. Dobson 1d. Daniel R. Feehan 1e. H. Eugene Lockhart 1f. Joseph C. Magnacca 1g. Jack L. Messman 1h. Edwina D. Woodbury

For Against Abstain

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 Ratify the appointment of

PricewaterhouseCoopers LLP as independent registered public accounting firm of RadioShack Corporation to serve for the 2014 fiscal year.

3 Non-binding, advisory vote to approve executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

For Against Abstain

0000000000

0 2

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SHARES CUSIP # SEQUENCE #

0000211586_1 R1.0.0.51160

(R) RadioShack(R) CORPORATION MAIL STOP CF4-324 300 Radio Shack Circle Fort Worth, Texas 76102-1964 Annual Meeting Admission Ticket 2014 Annual Meeting of Shareholders 10 a.m (CDT), Thursday, May 16, 2013 Norris Conference Centers Red Oak Ballromm, 304 Houston Street Fort Worth, texas 76102 Please present this admission ticket to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. Admission Ticket (Not Trasferable) This year’s annual meeting of shareholders will be held at the Norris Conference Centers, Red Oak, Ballroom, 304 Houston Street, Fort Worth, Texas 76102. Driving directions and map (including parking lot locations) are available on the website www.norriscenters.com (Select “Driving Directions” and then “Fort Worth/Sundance Square”). Attendees should locate the appropriate parking lot and bring their parking ticket for validation. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Shareholder Letter is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING ON JUNE 3, 2014

The undersigned holder of common stock of RadioShack Corporation hereby appoints Daniel R. Feehan, Joseph C. Magnacca, Frank J. Belatti, H. Eugene Lockhart and Edwina D. Woodbury, and each or any of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of the Company held by the undersigned at the Annual Meeting of Shareholders of RadioShack Corporation at Fort Worth, Texas on June 3, 2014, or any resumption of the Annual Meeting after any adjournment or postponement thereof, as indicated on this proxy, and in their discretion on any other matters that may properly come before the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be voted in accordance with the recommendations of the Board of Directors.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, SIGN ON THE REVERSE SIDE - NO BOXES NEED TO BE CHECKED. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 p.m. (EDT) on June 2, 2014.

THANK YOU FOR VOTING

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

IMPORTANT - This Proxy must be signed and dated on the reverse side.

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